EXHIBIT 10.1

STOCK AND ASSET PURCHASE AGREEMENT

between

PFIZER INC.,

and

ADVANCED MEDICAL OPTICS, INC.

Dated as of April 21, 2004

SALE OF PFIZER’S

SURGICAL OPHTHALMIC BUSINESS

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND TERMS		1

1.01.	Definitions	1

1.02.	Other Defined Terms	10

1.03.	Interpretation	10

ARTICLE II PURCHASE AND SALE OF SHARES AND ASSETS		10

2.01.	Purchase and Sale of Shares of the Conveyed Subsidiaries	10

2.02.	Purchase and Sale of Certain Assets of the Asset Selling Corporations	10

2.03.	Third Party Consents	12

2.04.	Excluded Assets of the Business	13

2.05.	Assumed Liabilities of the Business	15

2.06.	Retained Liabilities of the Business	16

ARTICLE III PURCHASE PRICE		17

3.01.	Purchase Price	17

3.02.	Allocation of the Aggregate Purchase Price	17

ARTICLE IV THE CLOSING		18

4.01.	Closing	18

4.02.	Pfizer Deliveries	19

4.03.	Purchaser Deliveries	19

4.04.	Joint Deliveries	19

ARTICLE V CONDITIONS TO CLOSING		20

5.01.	Conditions to the Obligations of Purchaser and Pfizer	20

5.02.	Conditions to the Obligations of Purchaser	20

5.03.	Conditions to the Obligations of Pfizer	21

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PFIZER		22

6.01.	Organization	22

6.02.	Authority; Binding Effect	22

6.03.	Conveyed Subsidiaries; Capital Structure	22

6.04.	Non-Contravention	23

6.05.	Governmental Authorization	23

6.06.	Financial Information	24

6.07.	Absence of Material Changes	24

6.08.	No Litigation	25

6.09.	Compliance with Laws	25

6.10.	Product Registrations; Regulatory Compliance	25

6.11.	Environmental Matters	26

6.12.	Material Contracts	27

6.13.	Intellectual Property	28

6.14.	Real Property	29

6.15.	Title to Assets	29

6.16.	Taxes	30

6.17.	Employee Benefits	30

6.18.	Healon AB	31

6.19.	Sufficiency of Assets	31

6.20.	Labor and Employment Matters	32

6.21.	Certain Supply Relationships	32

6.22.	Certain Business Practices	33

6.23.	Solvency	33

6.24.	Brokers	33

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PURCHASER		33

7.01.	Organization and Qualification	33

7.02.	Corporate Authorization	33

7.03.	Binding Effect	34

7.04.	Non-Contravention	34

7.05.	Governmental Authorization	34

7.06.	Third Party Approvals	34

7.07.	Financial Capability	34

7.08.	Securities Act	34

7.09.	Condition of the Business	35

7.10.	No Litigation	35

7.11.	Brokers	35

ARTICLE VIII COVENANTS		36

8.01.	Information and Documents	36

8.02.	Conduct of Business	36

8.03.	Reasonable Best Efforts; Certain Governmental Matters	38

8.04.	Tax Matters	40

8.05.	Employees and Employee Benefits	47

8.06.	Certain Dividends, Etc	52

8.07.	Resignations	52

8.08.	Bulk Transfer Laws	52

8.09.	Non-competition	52

8.10.	Compliance with WARN Act, Etc	54

8.11.	Litigation Support	54

8.12.	Insurance	54

8.13.	Trade Notification	54

8.14.	Products Received by Purchaser	54

8.15.	Foreign Implementing Agreements	55

8.16.	Audited Financial Information	55

8.17.	Quarterly Financial Statements; Monthly Sales Information	55

8.18.	Healon Business Drop Down	55

8.19.	Rooster Comb Agreements	56

8.20.	Intercompany Receivables	56

8.21.	Information and Consultation Requirements	56

8.22.	Covenant Not to Sue	56

8.23.	Return of Non-Public Information	56

8.24.	Access to Facilities	57

ARTICLE IX INDEMNIFICATION		57

9.01.	Indemnification by Pfizer	57

9.02.	Indemnification by Purchaser	58

9.03.	Notice of Claims	58

9.04.	Third Party Claims	59

9.05.	Expiration	59

9.06.	Certain Limitations	60

9.07.	Losses Net of Insurance, Etc	60

9.08.	Sole Remedy/Waiver	60

9.09.	Indemnification Procedures for Remedial Actions	61

SCHEDULES
Schedule 1.01(a)	Asset Selling Corporations
Schedule 1.01(b)	Conveyed Subsidiaries
Schedule 1.01(c)	Facilities
Schedule 1.01(d)	Knowledge of Pfizer
Schedule 1.01(e)	Stock Selling Corporations
Schedule 2.02(a)	Leased Real Property of Asset Selling Corporations
Schedule 2.02(h)	Product Registrations
Schedule 2.02(o)	Domain Names
Schedule 2.02(p)	Other Assets
Schedule 2.04(a)(ix)	Excluded Assets
Schedule 2.04(a)(xii)	Certain Retained Assets
Schedule 2.05(h)	Assumed Liabilities Related to Pending Litigation and Claims
Schedule 3.02	Allocation of the Aggregate Purchase Price
Schedule 4.04(iii)	Term Sheet for Site Separation Agreement
Schedule 6.03(b)(i)	Capital Structure of Conveyed Subsidiaries
Schedule 6.03(b)(ii)	Conveyed Subsidiaries – Interests and Partnership Agreements
Schedule 6.04	Non-Contravention (Pfizer)
Schedule 6.05	Governmental Authorizations (Pfizer)
Schedule 6.06(a)	Financial Information
Schedule 6.06(b)	Financial Information - Exceptions
Schedule 6.07	Absence of Material Changes
Schedule 6.08	Litigation
Schedule 6.09	Compliance with Laws
Schedule 6.10(c)	Product Registrations; Regulatory Compliance
Schedule 6.11	Environmental Matters
Schedule 6.12(a)	Material Contracts
Schedule 6.12(b)	Material Contracts - Exceptions
Schedule 6.13(a)(i)	Intellectual Property
Schedule 6.13(a)(ii)	Intellectual Property - Exceptions
Schedule 6.13(b)	Intellectual Property - Licenses
Schedule 6.14(a)(i)	Owned Real Property
Schedule 6.14(a)(ii)	Owned Real Property - Exceptions
Schedule 6.14(b)	Leased Real Property of Conveyed Companies
Schedule 6.14(c)	Real Property Encroachments
Schedule 6.15	Title to Assets – Exceptions
Schedule 6.16(a)	Taxes
Schedule 6.16(b)	Tax Liens
Schedule 6.16(c)	Tax Examinations
Schedule 6.17	Employee Benefits (US)
Schedule 6.17(g)(i)	Employees (US)
Schedule 6.17(g)(ii)	Employees (non-US)
Schedule 6.17(h)	Pension Arrangements
Schedule 6.20	Labor and Employment Matters

i

SCHEDULES
Schedule 6.21	Certain Supply Relationships
Schedule 7.05	Governmental Authorizations (Purchaser)
Schedule 7.06	Third Party Approvals Purchaser
Schedule 8.02	Conduct of Business
Schedule 8.03(a)	Japan License
Schedule 8.03(a)(iii)	Employees (US) (Closing)
Schedule 8.05(a)(i)	Pharmacia Separation Benefit Plan
Schedule 8.05(a)(iii)	Employees (US)
Schedule 8.05(a)(v)	Purchaser Benefit Plans (US)
Schedule 8.05(b)(ii)(A)	Purchaser Qualified Plans
Schedule 8.05(e)	Employees (non-US) (Closing)
Schedule 8.09	Products Excluded from Noncompetition Provisions
Schedule 9.11	Certain Matter
Schedule 11.05(d)	MoHya

ii

EXHIBITS
Exhibit A	List of instruments and documents provided by Pfizer
Exhibit B	List of instruments and documents provided by Purchaser to Seller Corporations
Exhibit C	Form of Transitional Services Agreement
Exhibit D	Form of Transitional Intellectual Property License Agreement
Exhibit E	Description of Real Property Lease Agreement
Exhibit F	Term Sheet for Supply Agreement
Exhibit G	Description of Warehousing and Distribution Agreement
Exhibit H	Asset Transfer Agreement
Exhibit I	Real Property Sale Agreement

iii

GLOSSARY OF DEFINED TERMS

Term	Section
2003 Audited Financial Information	8.16
2003 Unaudited Financial Information	6.06
Access Road	8.24
Affected Employee	1.01
Affiliate	1.01
Aggregate Purchase Price	3.01(a)
Agreement	1.01
Allocation	3.02(a)
Alternate Road	8.24
Ancillary Agreements	1.01
Applicable Remedial Action Standard	9.10
ARD	1.01
Asset Purchase Price	3.01(a)
Asset Selling Corporations	1.01
Assumed Contracts	2.02(d)
Assumed Liabilities	2.05
Audited Financial Information	6.06
Bangalore Facility	2.02(d)
Business	1.01
Business Day	1.01
Business Equipment	2.02(d)
Cash Equivalents	1.01
Closing	1.01
Closing Date	4.01
Code	1.01
Collateral Source	9.07
Competition Laws	1.01
Competitive Activity	8.09(a)
Confidentiality Agreement	1.01
Consolidated Tax Returns	1.01
Consolidated Taxes	1.01
Contract	1.01
Conveyed Companies	1.01
Conveyed Subsidiaries	1.01
Diagnostic Hazardous Materials	9.11
Dollars ($)	1.03(c)
Employee	1.01
Employee (non-US)	1.01
Employee (US)	1.01
Environmental Law	1.01
Environmental Liability	1.01
Environmental Permit	1.01
Equipment Leases	2.02(d)

i

Term	Section
ERISA	1.01
ERISA Affiliate	1.01
Evaluation Material	8.01(b)
Excluded Assets	2.04(a)
Excluded Environmental Liabilities	1.01
Facilities	1.01
Financial Information	6.06
Foreign Implementing Agreements	1.01
Foreign Plans	1.01
GAAP	1.01
Governmental Antitrust Entity	8.03(c)
Governmental Authority	1.01
Governmental Authorizations	1.01
Governmental Order	1.01
Groningen VOC Emissions Study	1.01
Hazardous Materials	1.01
Healon AB	1.01
Healon Business Drop Down	Recitals
Healon Business Drop Down Documents	1.01
Healon Pro Forma Statement	6.06
HSR Act	1.01
Income Tax(es)	1.01
Indebtedness	1.01
Indemnified Party	9.03(a)
Indemnifying Party	9.03(a)
Intellectual Property	1.01
Intellectual Property Licenses	1.01
Inventories	1.01
IRS	1.01
Knowledge of Pfizer	1.01
Laws	1.01
Leased Real Property	2.02(a)
Liabilities	1.01
Liens	1.01
Loss(es)	9.01(a)
Material Adverse Effect	1.01
Material Contracts	6.12(a)
MoHya	2.02(t)
Net Economic Benefits Letter	8.03(e)
Non-Returned Taxes	6.16(a)
Outside Date	10.01(b)
Patent Rights	1.01
Permitted Encumbrances	1.01
Person	1.01
Pfizer	Preamble

ii

Term	Section
Pfizer Qualified Plans	8.05(b)
Pharmacia Separation Benefit Plan	8.05(a)(ii)
Plan	1.01
Pre-Closing Period	1.01
Pre-Closing Tax Period	8.04(g)(iii)
Proceeding	11.11(b)
Product Claim	1.01
Product Registrations	6.10(a)
Purchased Assets	2.02
Purchaser	Preamble
Purchaser Qualified Plans	8.05(b)
Purchaser Tax Act	1.01
Quarterly Financial Statements	8.17(a)
Real Property	6.14(a)
Real Property Lease Agreements	4.04
Real Property Leases	2.02(a)
Release	1.01
Remedial Action	1.01
Required Governmental Report	1.01
Retained Liabilities	2.06
Retirement Plans	8.05(b)
Road Approvals	8.24
Rooster Comb Agreements	6.21
Savings Plans	8.05(b)
Section 3.02(i) Allocation	3.02(a)
Section 3.02(ii) Allocation	3.02(a)
Securities Act	1.01
Seller Corporations	1.01
Share Purchase Price	3.01(a)
Shares	Recitals
Site Separation Agreement	4.04
Stock Selling Corporations	1.01
Straddle Period	8.04(a)(i)
Sub-Allocation Draft	3.02(c)
Subsidiary	1.01
Supply Agreement	4.04
Swedish Business	8.18
Tax Claim	8.04(i)(A)
Tax Return(s)	1.01
Tax(es)	1.01
Third Party Claim	9.04(a)
Trademark Rights	1.01
Transitional Intellectual Property License Agreement	4.04
Transitional Services Agreement	4.04
Warehousing and Distribution Agreement	4.04
WARN Act	1.01

iii

STOCK AND ASSET PURCHASE AGREEMENT

THIS STOCK AND ASSET PURCHASE AGREEMENT is made and entered into as of April 21, 2004 between Pfizer Inc., a Delaware corporation (“Pfizer”), and Advanced Medical Optics, Inc., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Pfizer is engaged in the Business (as defined below) through certain of its Subsidiaries and is the direct or indirect owner of controlling stock interests in the Stock Selling Corporations (as defined below) and of controlling stock interests in the Asset Selling Corporations (as defined below);

WHEREAS, the Stock Selling Corporations are the record and beneficial owners of 100% of the issued and outstanding shares of capital stock of the Conveyed Subsidiaries (as defined below), and the Asset Selling Corporations own the Purchased Assets (as defined below);

WHEREAS, prior to the Closing of the transactions contemplated by this Agreement, the Healon Business Dropdown (as defined below) will be effected in accordance with the provisions of the Healon Business Drop Down Documents (as defined below), subject to the provisions of Section 8.18 (the “Healon Business Drop Down”); and

WHEREAS, the parties hereto desire that, at the Closing (i) Pfizer shall cause the Stock Selling Corporations to sell and transfer to Purchaser, and Purchaser shall purchase from the Stock Selling Corporations, the issued and outstanding shares of capital stock of the Conveyed Subsidiaries owned by such Stock Selling Corporations as set forth on Schedule 1.01(b) (the “Shares”), and (ii) Pfizer shall cause the Asset Selling Corporations to sell and transfer to Purchaser, and Purchaser shall purchase from the Asset Selling Corporations, all of the Purchased Assets and assume all of the Assumed Liabilities (as defined below), in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ARD” shall mean the EU Acquired Rights Directive (2001/23/EC of 12th March 2001).

“Affected Employee” shall mean an Employee (i) who accepts an offer of employment or offer of continuation of employment by Purchaser or any of its Affiliates on or prior to the Closing Date and works for Purchaser or any of its Affiliates for at least one day;

(ii) whose employment, as a matter of Law, automatically transfers to or continues with Purchaser or any of its Affiliates; or (iii) whose initial offer of employment by Purchaser or any of its Affiliates does not constitute a “comparable position” (as defined in Section 8.05(a)(v)) which offer is subsequently rejected, resulting in termination of employment, whether or not such Employee worked for Purchaser or any of its Affiliates for at least one day.

“Affiliate” shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” shall mean the Transitional Services Agreement, Transitional Intellectual Property License Agreement, Site Separation Agreement, Real Property Lease Agreements, Supply Agreement and Warehousing and Distribution Agreement.

“Asset Selling Corporations” shall mean those entities listed on Schedule 1.01(a).

“Business” shall mean the worldwide business of researching, developing, manufacturing, marketing, distributing and selling viscoelastic products, intraocular lenses and glaucoma shunts used in the practice of human ophthalmic surgery, conducted by Pfizer or its Subsidiaries.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms of this Agreement, including Section 8.03(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended, from time to time.

“Competition Laws” shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between Morgan Stanley & Co. Incorporated (on behalf of Pfizer) and Purchaser or an Affiliate of Purchaser relating to the proposed sale of the Business.

“Consolidated Tax Returns” shall mean any Tax Returns with respect to Consolidated Taxes.

“Consolidated Taxes” shall mean all federal, state, provincial or local Income Taxes, domestic or foreign (including in the Netherlands and in Sweden), that are paid on a consolidated, unitary, combined or similar basis with respect to Tax Returns that include one or more Conveyed Companies, on the one hand, and Pfizer or any of its Affiliates (other than the Conveyed Companies) on the other hand.

“Contract” shall mean any contract, agreement, lease, sublease, license, commitment and all other legally binding arrangements (including customer contracts, supplier contracts and purchase orders) in each case whether oral or written, but excluding Environmental Permits and Governmental Authorizations.

“Conveyed Companies” shall mean the Conveyed Subsidiaries and their Subsidiaries, if any.

“Conveyed Subsidiaries” shall mean those entities listed on Schedule 1.01(b).

“Employee” shall mean an Employee (non-US) or an Employee (US).

“Employee (non-US)” shall mean any individual who, as of the Closing, (i) shall be (or in the case of clause (ii)(C) below, is scheduled to become) an employee outside the United States of America of a Conveyed Company, an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business; and (ii) either (A) shall have been employed and at work on the Closing Date; (B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence, or other absence or leave of absence consistent with the Seller Corporations’ policies, practices and procedures in effect at the time such absence or leave commenced; or (C) shall have received an offer of employment with the Business with a Conveyed Company, an Asset Selling Corporation or another Affiliate of Pfizer, in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

“Employee (US)” shall mean any individual who, as of the Closing, (i) shall be (or in the case of clause (ii)(C) below, is scheduled to become) an employee in the United States of America of a Conveyed Company, an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business; and (ii) either (A) shall have been employed and at work on the Closing Date; (B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence, or other absence or leave of absence consistent with the Seller Corporations’ policies, practices and procedures in effect at the time such absence or leave commenced; or (C) shall have received an offer of employment with the Business with a Conveyed Company, an Asset Selling Corporation or another Affiliate of Pfizer, in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

“Environmental Law” shall mean any applicable Law and binding administrative or judicial interpretations thereof, as in effect on the Closing Date relating directly or indirectly to (i) the environmental aspects of product approvals, including occupational health and safety; (ii) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land); or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, Release or disposal of Hazardous Materials.

“Environmental Liability” shall mean all Liabilities and Losses resulting from (i) failure to comply with any requirement of an Environmental Law; (ii) failure to obtain or comply with any required Environmental Permit; (iii) a Remedial Action; or (iv) harm or injury to any real property, to any Person, to public health, or to any natural resource (other than Remedial Action) as a result of exposure to Hazardous Materials.

“Environmental Permit” shall mean a permit, license, certificate, approval or authorization held by a Conveyed Company or an Asset Selling Corporation and issued by a Governmental Authority pursuant to an Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means Pfizer and all trades or businesses (whether or not incorporated) that together with Pfizer would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“Excluded Environmental Liabilities” shall mean:

(i) Environmental Liabilities resulting from Third Party Claims associated with or arising from all facilities other than (A) those owned or leased by the Conveyed Companies as of the Closing Date, or (B) those constituting part of the Purchased Assets as of the Closing Date;

(ii) Environmental Liabilities resulting from Third Party Claims for Remedial Action at any Facility to the extent the Release resulting in such Environmental Liability existed or had occurred prior to the Closing and arose out of the operation of the Business; and provided that the parties expressly agree to not consider the matter addressed on Schedule 9.11 as pertaining to this provision and such matter shall be addressed by Section 9.11 and Schedule 9.11 and as such, not be considered as an Environmental Liability nor be covered by this definition;

(iii) Environmental Liabilities as defined in clauses (i) and (ii) of the definition of Environmental Liability, to the extent confirmed or verified by the competent Governmental Authority as resulting from the failure to comply with any requirement of Environmental Law prior to the Closing or the failure to obtain or comply with any required Environmental Permit prior to the Closing, including, specifically, fines and penalties with respect to such violations and the costs of implementing or undertaking any corrective action with respect to such violations in accordance with Section 9.12 of this Agreement;

(iv) Environmental Liabilities resulting from the off-site transportation, storage, disposal, treatment or recycling of Hazardous Materials generated by and transported off-site by or on behalf of the Business prior to the Closing; and

(v) Environmental Liabilities, as defined in clause (iv) of the definition of Environmental Liabilities resulting from Third Party Claims, arising from exposure to or Release of Hazardous Materials, at or from any Facility, where such exposure or Release occurred in connection with the operation of the Business and prior to the Closing.

Notwithstanding anything to the contrary and except as expressly provided in Section 9.12 of this Agreement, capital, operations and maintenance and other costs of environmental-related compliance with Environmental Laws or any Environmental Permit in the ordinary course of operating the Business (including, without limitation, closure and post-closure expenditures incurred after the Closing Date) shall not be deemed to be Excluded Environmental Liabilities.

“Facilities” shall mean the manufacturing, office, research and development, and warehouse facilities listed on Schedule 1.01(c).

“Foreign Implementing Agreements” shall mean the various agreements to be executed by the Seller Corporations located outside of the United States of America after the date of this Agreement for the purpose of implementing the sale, transfer and conveyance on the Closing Date, or as soon thereafter as can be effected, of the Purchased Assets, Assumed Liabilities and the Shares to Purchaser or the designated Affiliate of Purchaser, as the case may be, by such Seller Corporations.

“Foreign Plan” shall mean each material pension, profit sharing, savings, retirement, health, life, disability, deferred compensation, incentive, severance and fringe benefit plan, program, or arrangement maintained or contributed to by any Seller Corporation for the benefit of any Employees (non-US), other than plans, programs, or arrangements required to be maintained or contributed to by the Laws of the relevant jurisdiction and Plans maintained for the benefit of Employees (US).

“GAAP” shall mean accounting principles and practices generally accepted in the United States of America as consistently applied by Pfizer.

“Governmental Authority” shall mean any supranational, national, federal, state or local or municipal judicial, legislative, executive or regulatory authority.

“Governmental Authorizations” shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement under the applicable Laws of any Governmental Authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Groningen VOC Emissions Study” shall mean a certain VOC emissions study of the Groningen, Netherlands Facility such that: (i) the plan for which study (Plan van aanpak

VOS-onderzoek) was submitted by Pharmacia Groningen BV to and approved by the local competent Governmental Authority (Gemeente Groningen); and (ii) the expeditious conduct, completion and submission of same to the Gemeente Groningen, including the identification and development of possible cost-effective emissions reduction measures based on the study results, as undertaken by Pfizer.

“Hazardous Materials” shall mean all materials (including, without limitation, wastes, pollutants and contaminants) in such quantity or concentration as to be subject to regulation pursuant to Environmental Law as capable of causing harm or injury to human health or the environment, including oils, petroleum, and petroleum products.

“Healon AB” means AB Grundstenen 91077 (under name change to Healon AB).

“Healon Business Drop Down Documents” shall mean (i) the Asset Transfer Agreement, dated April 19, 2004, between Pfizer Health AB and Healon AB, attached as Exhibit H hereto, and (ii) the Real Property Sale Agreement, dated April 19, 2004, between Fyrcia HB and Healon AB, attached as Exhibit I hereto.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum Taxes and any Taxes on items of tax preference, but not including sales, use, real or personal property transfer or other similar Taxes); (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above; and (iii) withholding Taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Indebtedness” of any Person means (i) indebtedness for borrowed money of such Person (including any long-term or short-term portions thereof) and (ii) any indebtedness secured by the assets of, or guaranteed by, such Person or evidenced by a note, bond, letter of credit, indenture or similar instrument; provided, however, that Indebtedness shall not be deemed to include accounts payable incurred in the ordinary course of business or intercompany transactions.

“Intellectual Property” shall mean all Patent Rights, inventions, discoveries, trade secrets, know-how and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not, in any jurisdiction, Trademark Rights in any jurisdiction, copyrights (registered and unregistered) and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, and the right to sue for past infringement of the foregoing.

“Intellectual Property Licenses” shall mean all licenses and agreements relating to Intellectual Property licensed by or to the Asset Selling Corporations or by any of the Conveyed Companies.

“Inventories” shall mean all inventory, including raw materials, packaging supplies, work-in-process or finished goods of the Business owned by each of the Conveyed Companies or the Asset Selling Corporations.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“Knowledge of Pfizer” shall mean the actual knowledge of any of the individuals listed on Schedule 1.01(d).

“Laws” shall include any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, mortgage, charge or similar encumbrance.

“Material Adverse Effect” shall mean an effect that is materially adverse to the business results, operations or financial condition of the Business taken as a whole, but shall exclude any changes, effects, events, circumstances, occurrences or state of facts (i) that are generally applicable in the economies of the United States of America, the European Union, Sweden, India, Japan or any other country in which there are transferred assets or sales of products of the Business or in the securities, syndicated loan, credit or financial markets of the United States of America, the European Union, Sweden, India, Japan or any other country in which there are transferred assets or sales of products of the Business; (ii) that arise out of or are attributable to (A) the acts or omissions of Purchaser and/or its Affiliates, or (B) the transactions contemplated by this Agreement; (iii) that generally affect the industries in which the Business operates; (iv) that arise out of or are attributable to acts of terrorism or war (whether or not threatened, pending or declared); or (v) that arise out of or are attributable to the public announcement of this Agreement or the transactions contemplated hereby.

“Patent Rights” shall mean all rights to and in the patents and patent applications identified on Schedule 6.13(a)(i), together with any extensions, reexaminations and reissues of such patents, patents of addition, divisions, continuations, continuations-in-part, and any subsequent filings in any country claiming priority therefrom.

“Permitted Encumbrances” shall mean (i) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (ii) such Liens and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto or make such property unmarketable; (iii) Liens for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings; or (iv) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are not delinquent.

“Person” shall mean an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or other entity or organization.

“Plan” shall mean any material employee benefit plan as defined in Section 3(3) of ERISA and any other material written plan, program, agreement or arrangement, whether qualified under applicable Law or not, maintained (or contributed to or required to be contributed to) by any Seller Corporation, for the benefit of any Employee (US).

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on the Closing Date.

“Product Claim” shall mean a written claim from a third party addressed to, and received by, the Conveyed Companies or the Asset Selling Corporations prior to the Closing for money or other compensation (beyond the cost of a particular product) in respect of injury allegedly due and owing as a result of the use, application, malfunction or defect of a product of the Business irrespective of the legal theory of liability and in respect of which no lawsuit has been commenced prior to the Closing.

“Purchaser Tax Act” shall mean any: (i) Tax election, (ii) change in Tax accounting method or (iii) change in the Tax reporting treatment of any specific asset or Liability reflected on the balance sheet of a Conveyed Company on the Closing Date that, in the case of clauses (i), (ii) and (iii), (A) is made by Purchaser an Affiliate of Purchaser (including a Conveyed Company) or any successor or assign of Purchaser or such Affiliate of Purchaser after the Closing Date, (B) is made with respect to a Conveyed Company or any of its successors and assigns, (C) is not required by Law or any taxing authority, (D) is not expressly contemplated by this Agreement, (E) has not been approved in writing by Pfizer, an Affiliate of Pfizer or a successor or assign of Pfizer or such Affiliate of Pfizer (such approval not to be unreasonably withheld) and (F) is the sole and direct cause of an increase in income or a decrease in deductions or other allowance or credits for a Pre-Closing Period that results in an increase in Taxes for a Pre-Closing Period.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping or leaching into the environment, including surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Materials) or as otherwise defined under Environmental Laws.

“Remedial Action” shall mean action required by Governmental Authority or Governmental Order pursuant to Environmental Law to clean up the environment, including soil, surface water or groundwater in response to a Release of Hazardous Materials, including associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to remediate any such Release; post-remediation monitoring of any such Release; and preparation of all reports, studies, analyses or other documents relating to the above. “Remedial Action” also shall refer to any judicial, administrative or other proceeding relating to any of the above, including the negotiation and execution of judicial or administrative consent decrees; responding to information requests by any Governmental Authority; or defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of the environment, including soil, surface water, groundwater, and sediments in response to a Release of Hazardous Materials and associated actions. “Remedial Action” shall not include (i) the capital, operation and maintenance costs incurred by Purchaser to continue to operate the Facilities, fixtures and equipment which as of the Closing Date are being operated by any Asset Selling Corporation or Conveyed Company in compliance with Environmental Laws; or (ii) the closure and post-closure expenditures related to such Facilities, fixtures and Equipment.

“Required Governmental Report” shall mean any written notice, report or other filing by Purchaser that is required by Environmental Law as a result of actions taken in the ordinary course of operating the Business.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Corporations” shall mean Pfizer, the Stock Selling Corporations and the Asset Selling Corporations.

“Stock Selling Corporations” shall mean those entities listed on Schedule 1.01(e).

“Subsidiary” shall mean an entity as to which Pfizer or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Pfizer or Purchaser or any other relevant entity, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Pfizer or Purchaser or any other relevant entity, as the case may be.

“Tax” or “Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, real estate transfer, stamp, social security, environmental, occupation, franchise taxes, Consolidated Taxes and transfer taxes, whether imposed by any Governmental Authority or taxing authority anywhere in the world, and including (i) any interest, penalties and additions attributable thereto or imposed on or with respect thereto and (ii) any liability for such amounts as a result of a contractual obligation to indemnify any Person.

“Tax Return” or “Tax Returns” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Trademark Rights” shall mean all registered and unregistered trademarks, service marks, trade names, designs, logos, brand names, certification marks, trade dress, other similar designations of source or origin and general intangibles of like nature, together with goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.02. Other Defined Terms. Other capitalized terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.03. Interpretation.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The terms “dollars” and “$” shall mean United States of America dollars.

(d) The term “including” shall mean “including, without limitation.”

(e) When a reference is made in this Agreement to an Article, a Section, an Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE OF SHARES AND ASSETS

2.01. Purchase and Sale of Shares of the Conveyed Subsidiaries. Upon the terms and subject to the conditions set forth herein, at the Closing, Pfizer shall cause the Stock Selling Corporations to sell to Purchaser, and Purchaser shall purchase from the Stock Selling Corporations, free and clear of all Liens, other than Permitted Encumbrances, the Shares.

2.02. Purchase and Sale of Certain Assets of the Asset Selling Corporations. Upon the terms and subject to the conditions set forth herein, at the Closing, Pfizer shall cause each Asset Selling Corporation to sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from each Asset Selling Corporation, free and clear of all Liens, other than Permitted Encumbrances, all of such Asset Selling Corporation’s right, title and interest in the following assets, properties and rights owned or held by such Asset Selling Corporation on the date hereof (subject to any increases, decreases or dispositions thereof as may occur prior to the Closing Date in the ordinary course of business and not in violation of Section 8.02 hereof:

(a) the leasehold interests of the Asset Selling Corporations in real property (the “Leased Real Property” and the leases relating to such Leased Real Property, the “Real Property Leases”) that are set forth on Schedule 2.02(a), including any prepaid rent and security deposits related thereto;

(b) the Real Property owned by the Asset Selling Corporations that is set forth on Schedule 6.14(a)(i);

(c) all company-issued personal computers, cell phones, pagers and similar equipment issued to members of the sales force of the Business who accept an offer of employment given by Purchaser or one of its Affiliates;

(d) all furniture, equipment, machinery, office supplies, motor vehicles, spare parts, tools, personal property and other tangible property owned, leased or licensed by the Asset Selling Corporations and used solely and exclusively in the Business, including at the assembly facility (the “Bangalore Facility”) of the Business located in Bangalore, India (collectively, the “Business Equipment” and any leases relating solely and exclusively to the Business Equipment, the “Equipment Leases”);

(e) all Contracts to which any of the Asset Selling Corporations is a party or by which any of the Asset Selling Corporations is bound that relate solely and exclusively to the Business, including all Material Contracts (but excluding the Real Property Leases, Equipment Leases, Intellectual Property Licenses and any Contracts relating to the Excluded Assets) (the “Assumed Contracts”);

(f) all Inventories of the Asset Selling Corporations, including those in transit, on consignment or in the possession of any third party;

(g) all rights to the Intellectual Property owned, used or licensed by the Asset Selling Corporations and primarily used in the Business;

(h) if and to the extent transferable, all Product Registrations (and applications therefor) owned, utilized or licensed by the Asset Selling Corporations relating to the products of the Business (which do not include the ophthalmic related products sold, but not manufactured by, the Business set forth on Schedule 2.02(h));

(i) if and to the extent transferable, all other Governmental Authorizations, including Environmental Permits (and applications therefor) owned, utilized or licensed by the Asset Selling Corporations relating solely and exclusively to, and required in the operation of, the Business;

(j) (A) all customer and vendor lists to the extent relating to the Business; (B) all files and documents (including credit information) of the Asset Selling Corporations to the extent relating to customers and vendors of the Business; and (C) other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating to the Business;

(k) the intercompany receivables for amounts due and owing solely among the Conveyed Companies and the Asset Selling Corporations and solely in respect of the Business, subject to Section 8.20;

(l) all prepaid expenses of the Asset Selling Corporations to the extent they are related to, or used in, the Business, other than such prepaid expenses relating to the Excluded Assets or the Retained Liabilities;

(m) the goodwill of the Business attributable to the Asset Selling Corporations;

(n) all advertising, marketing, sales and promotional materials of the Asset Selling Corporations relating solely and exclusively to the Business;

(o) all domain names and any and all extensions, renewals or registrations therefor related solely and exclusively to the Business, including those set forth on Schedule 2.02(o);

(p) all assets set forth on Schedule 2.02(p);

(q) all purchase orders from customers for products of the Business which have not been shipped at Closing;

(r) all assets, properties and rights reflected in the Financial Information (subject to any increases, decreases or dispositions as set forth in the parenthetical appearing before subsection (a) above);

(s) (A) if and to the extent transferable, all databases and computer software programs, source codes and user manuals owned, used, leased by or licensed to the Asset Selling Corporations on the Closing Date and relating to the Bangalore Facility and (B) the computer hardware owned by the Asset Selling Corporations on the Closing Date relating to the Bangalore Facility;

(t) all dedicated equipment located in Strangnas, Sweden for the development of high molecular weight hyaluronate (“MoHya”) and all Intellectual Property solely and exclusively related thereto, it being understood that Pfizer shall have no responsibility for transportation or installation of such equipment; and

(u) any other assets of the Asset Selling Corporations owned, leased or licensed and primarily relating to or primarily used in the Business, if and to the extent that such assets are not referred to in the preceding paragraphs of this Section 2.02.

All of the assets, properties and rights referred to in the preceding paragraphs of this Section 2.02 are collectively referred to herein as the “Purchased Assets”, it being understood and agreed that the Purchased Assets do not include the Excluded Assets or the Shares.

2.03. Third Party Consents.

(a) Notwithstanding anything to the contrary in Section 2.02, there shall be excluded from the purchase and sale of the Purchased Assets contemplated by this Agreement any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract and any other asset or right which is not assignable or transferable without the consent of any Person other than the Asset Selling Corporations, the Conveyed Companies, Pfizer, any Subsidiary of Pfizer or Purchaser, to the extent that such consent shall not have been given prior to the Closing; provided, however, that each of Pfizer and Purchaser shall have the continuing obligation after the Closing to use commercially reasonable efforts to endeavor to obtain all necessary consents to the assignment thereof; provided, further, that neither Pfizer or any of its Affiliates nor Purchaser or any of its Affiliates shall be required to commence any litigation or offer or grant any material accommodation (financial or otherwise) to any third party. Upon obtaining the requisite third party consents thereto, such Real Property Leases, Equipment Leases, Intellectual Property Licenses, Assumed Contracts and other assets or rights, if otherwise included in the Purchased Assets, shall be transferred and assigned to Purchaser hereunder.

(b) With respect to any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract or other asset or right that is not included in the Purchased Assets assigned to Purchaser at the Closing by reason of Section 2.03(a), after the Closing and until any requisite consent is obtained and the foregoing is transferred and assigned to Purchaser, the parties shall cooperate with each other, upon written request, in endeavoring to obtain for Purchaser, an arrangement to provide Purchaser with substantially comparable benefits thereof, and Purchaser hereby agrees to indemnify Pfizer and its Affiliates in respect of all Liabilities incurred by such Persons, except in cases of fraud, willful misconduct or gross negligence in relation to each such arrangement and the applicable underlying Contract or other asset or right.

(c) Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from certain third parties (including parties to the Real Property Leases, Equipment Leases, Intellectual Property Licenses and Assumed Contracts), and that such consents have not been and may not be obtained. Provided that Pfizer is in compliance with the provisions of subsections (a) and (b) above and has satisfied all required disclosure obligations under this Agreement with respect to such consents, Purchaser agrees that the Aggregate Purchase Price shall not be reduced on account of, and that Pfizer and its Affiliates shall not have any liability whatsoever arising out of or relating to, the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract or other Contract or right, as a result thereof. Purchaser further agrees that no representation, warranty or covenant of Pfizer contained herein shall be breached or deemed breached, and no condition to Purchaser’s obligations to consummate the transactions contemplated by this Agreement shall be deemed not satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination. Notwithstanding the foregoing, nothing in this Section 2.03(c) shall limit in any way Pfizer’s obligation under Section 2.03(a).

2.04. Excluded Assets of the Business.

(a) Notwithstanding anything to the contrary in this Agreement, Purchaser is not purchasing or acquiring any of the following (the “Excluded Assets”):

(i) Cash Equivalents;

(ii) all accounts and notes receivable of the Business, including intercompany receivables, other than amounts due and owing on the Closing Date solely among the Conveyed Companies and the Asset Selling Corporations in respect of the Business, subject to Section 8.20;

(iii) with respect to the Asset Selling Corporations, all Tax losses and Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the Business;

(iv) the corporate books and records of the Asset Selling Corporations, subject to Section 2.02(j);

(v) all current and prior insurance policies (other than, to the extent assignable, those held in the name of the Asset Selling Corporations and relating solely to the Business, unless such policies are reinsured or otherwise covered by the Pfizer Corporate Insurance Program) and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; provided, however, that Purchaser shall receive copies of the claims histories relating to the Business, to the extent available;

(vi) except as set forth in Section 8.05(b)(iii) or any Foreign Implementing Agreement, all assets of any Plan or Foreign Plan;

(vii) the “Pfizer” and “Pharmacia” names and logos and any Intellectual Property to the extent containing such names and logos;

(viii) all legal and beneficial interest in the share capital or equity interests not related solely and exclusively to the Business;

(ix) any legal or beneficial interest in the assets listed on Schedule 2.04(a)(ix);

(x) all computer software programs, source codes and user manuals owned, used, leased by or licensed to the Asset Selling Corporations on the Closing Date and, subject to Sections 2.02(g), 2.02(j) and 2.02(s), all databases of the Asset Selling Corporations;

(xi) other than the computers referred to in Section 2.02(c) or any computers used solely and exclusively in the Business at the Bangalore Facility, all computer hardware owned by the Asset Selling Corporations on the Closing Date whether or not used in the Business;

(xii) any asset included on a supplement to Schedule 6.03(b)(i) delivered to Purchaser after the date hereof pursuant to Section 11.10 which Purchaser rejects as not being part of the Purchased Assets hereunder; and

(xiii) all assets set forth on Schedule 2.04(a)(xii).

(b) Pfizer may, at its sole expense, take (or cause one or more of its Affiliates to take) such action as is necessary or advisable to transfer effective as of the Closing Date the Excluded Assets from the Conveyed Companies and each of the Asset Selling Corporations to Pfizer or one or more of its Affiliates for such consideration or for no consideration, as may be determined by the Seller Corporations in their sole discretion. After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by the Seller Corporations to effect the provisions of this Section 2.04, including the return of any Excluded Assets to one or more of the Seller Corporations for no consideration.

2.05. Assumed Liabilities of the Business. Upon the terms and subject to the conditions set forth herein, Purchaser agrees, effective at the Closing, to (i) cause the Conveyed Companies to satisfy and discharge their respective Liabilities, and (ii) assume and to satisfy and discharge the Liabilities of the Seller Corporations set forth below in this Section 2.05. The Liabilities referred to in clauses (i) and (ii) above, other than the Retained Liabilities (collectively referred to herein as the “Assumed Liabilities”) are:

(a) Liabilities as reflected on the balance sheet included in the 2003 Unaudited Financial Information (subject to any increases, or decreases thereof as may occur prior to the Closing Date in the ordinary course of business and not in violation of Section 8.02 hereof) as they exist on the Closing Date;

(b) all Liabilities, including all lawsuits commenced and all claims made after the Closing, arising from the research, development, design, manufacture, testing, marketing, distribution or sale of any products of the Business sold after the Closing, including warranty obligations and irrespective of the legal theory asserted;

(c) all Liabilities to suppliers for materials and services relating to the Business ordered in the ordinary course of business prior to the Closing, but scheduled to be delivered or provided thereafter, and all Liabilities to customers under purchase orders for products of the Business which have not been shipped at the Closing;

(d) all Liabilities arising prior to or after the Closing under any Contracts that are assigned to Purchaser pursuant to Section 2.02 or 2.03 at or subsequent to the Closing;

(e) all Liabilities with respect to products of the Business shipped and sold prior to the Closing and returned after 60 days following the Closing;

(f) all Environmental Liabilities arising after the Closing;

(g) all Liabilities to, or otherwise relating to, Employees, as provided in Section 8.05 and in respect of German pension obligations to the extent included within subsection (a) above;

(h) Liabilities resulting from all lawsuits pending and all claims made as of the Closing and listed on Schedule 6.08 other than as noted on such Schedule; and

(i) all other Liabilities relating to the ownership of the Purchased Assets or the conduct of the Business after the Closing.

2.06. Retained Liabilities of the Business. Notwithstanding anything to the contrary in this Agreement, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liabilities relating to the ownership of the Purchased Assets or the conduct of the Business prior to the Closing. The applicable Seller Corporations shall retain and be responsible for (and, to the extent such Liabilities are Liabilities of any of the Conveyed Companies, assume) all such other Liabilities relating to the Business (the “Retained Liabilities”) including, without limitation, the following:

(a) Liabilities for Product Claims;

(b) Liabilities, including all lawsuits commenced and all claims made prior to or after the Closing, arising from the research, development, design, manufacture, testing, marketing, distribution or sale of any products of the Business sold prior to the Closing, including warranty obligations and irrespective of the legal theory asserted;

(c) Liabilities for which any Seller Corporation expressly has responsibility pursuant to the terms of this Agreement;

(d) Liabilities related to the Excluded Assets;

(e) intercompany Liabilities, other than amounts due and owing solely among the Conveyed Companies and the Asset Selling Corporations in respect of the Business;

(f) any and all Liabilities for Taxes related to the Business or the Purchased Assets for taxable periods prior to the Closing, except for Taxes attributable to Purchaser Tax Acts;

(g) any and all Indebtedness of the Business existing as of Closing, including any Indebtedness of any Conveyed Company or Asset Selling Corporation other than Indebtedness of a Conveyed Company to another Conveyed Company;

(h) all Liabilities to, or otherwise relating to, Employees not assumed by Purchaser as set forth in Section 2.05(g); and

(i) Liabilities for Taxes arising from or in connection with the Healon Business Drop Down, except such valued-added taxes that may become payable in accordance with Section 4.3 of the Asset Transfer Agreement between Pfizer Health AB and Healon AB (attached at Exhibit H hereto).

ARTICLE III

PURCHASE PRICE

3.01. Purchase Price.

(a) In consideration of the sale and transfer of the Shares, Purchaser shall, or shall cause any one of its Affiliates to, purchase the Shares and assume and thereafter pay, perform, satisfy and discharge when due the Assumed Liabilities attributable to the Conveyed Subsidiaries for an aggregate purchase price of $396,756,000, allocated among the Shares as described on Schedule 3.02 (the “Share Purchase Price”). In consideration of the sale and transfer of the Purchased Assets, Purchaser shall, or shall cause any one of its Affiliates to, purchase the Purchased Assets and assume and thereafter pay, perform, satisfy and discharge when due the Assumed Liabilities attributable to such Purchased Assets for an aggregate purchase price of $53,244,000, allocated among the Asset Selling Corporations as described on Schedule 3.02 (the “Asset Purchase Price” and, together with the Share Purchase Price, the “Aggregate Purchase Price”), which shall be exclusive of any value added, stamp, transfer or registration Taxes. Notwithstanding anything herein to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to any of the transactions contemplated by this Agreement under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Prior to deducting and withholding of any amounts pursuant to the preceding sentence, Purchaser shall inform Pfizer of any such requirement and engage in discussions with Pfizer relating thereto.

(b) The Aggregate Purchase Price ($450,000,000) shall be paid on the Closing Date in immediately available funds, by wire transfer in accordance with written instructions given by Pfizer to Purchaser not less than 2 Business Days prior to the Closing. The Aggregate Purchase Price shall be allocated as described in Section 3.02.

3.02. Allocation of the Aggregate Purchase Price.

(a) Pfizer, on behalf of itself and the Seller Corporations, and Purchaser (i) have agreed to the allocation of the Aggregate Purchase Price among the Conveyed Subsidiaries and the Asset Selling Corporations as set forth on Schedule 3.02 (the “Section 3.02(i) Allocation”) and (ii) shall agree as set forth below on the allocation among the Purchased Assets sold by each Asset Selling Corporation of the Asset Purchase Price allocable to such Asset Selling Corporation as set forth on Schedule 3.02 (the “Section 3.02(ii) Allocation” and, together with the Section 3.02(i) Allocation, the “Allocation”).

(b) Each of Pfizer on the one hand and Purchaser on the other hand shall (i) be bound by the Allocation for purposes of determining any Taxes; (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation; and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and both Pfizer and Purchaser agree to use their best efforts to defend such Allocation in any audit or similar proceeding, and the matter shall be handled as a Tax Claim described in Section 8.04(i)(B).

(c) Pfizer, on behalf of itself and the Seller Corporations and Purchaser acknowledge that the Section 3.02(i) Allocation was done at arm’s length based upon a good faith estimate of fair market values. Pfizer and Purchaser agree that Purchaser shall prepare or cause to be prepared and provide to Pfizer a draft of the Section 3.02(ii) Allocation (the “Sub-Allocation Draft”). Pfizer shall be provided with a copy of the Sub-Allocation Draft on or prior to the 90th day after Closing and, provided that Pfizer consents to the Sub-Allocation Draft (which consent shall not be unreasonably withheld), the Section 3.02(ii) Allocation shall be made as specified in the Sub-Allocation Draft.

(d) If Pfizer does not consent to the Sub-Allocation Draft, Pfizer and Purchaser shall use their best efforts to mutually agree on any amendments to be made to the Sub-Allocation Draft and the Section 3.02(ii) Allocation shall be made as specified in the Sub-Allocation Draft as amended. If an independent appraisal firm has not performed an appraisal to support the Sub-Allocation Draft, Pfizer may request such an appraisal to be conducted by an independent appraisal firm selected by Purchaser of such Sub-Allocation Draft, the cost of which shall be borne equally by Purchaser and Pfizer, if Pfizer reasonably believes that there is no reasonable basis for the Sub-Allocation Draft. Post-Closing adjustments, if any, to the Aggregate Purchase Price shall be allocated to the Conveyed Company or to the Asset Selling Corporation to which the adjustment relates, and shall be further allocated (if relevant for purposes of any applicable Law) to the assets to which the adjustment relates. The Aggregate Purchase Price allocation to such Conveyed Company or Asset Selling Corporation shall be correspondingly increased or decreased.

(e) If, after all other adjustments to the Allocation are made, the Allocation with respect to any Asset Selling Corporation, when expressed in the relevant local currency at the applicable rate of exchange on the Closing Date, is less than the local currency net book value as reflected on the balance sheet of such Asset Selling Corporation on the Closing Date, determined in accordance with GAAP, of the Purchased Assets of such Asset Selling Corporation as of the Closing Date, then the Allocation with respect to such Asset Selling Corporation shall be adjusted so that it is equal to such local currency net book value converted at the rate of exchange on the Closing Date and a corresponding adjustment will be made to the Allocation pro rata with respect to Healon AB and Pharmacia Groningen B.V. based on their relative Aggregate Purchase Price allocation. The “rate of exchange” for purposes of this Section 3.02(e) shall be the spot rate on the Closing Date as published by the Financial Times.

ARTICLE IV

THE CLOSING

4.01. Closing. The Closing shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, at 10:00 A.M., New York time on the 5th Business Day following the satisfaction or waiver of the conditions precedent specified in Article V (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other times and places as the parties hereto may mutually agree; provided, however, that without the agreement of Pfizer and Purchaser, the Closing shall not occur later than the date specified in Section 10.01(b). The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

4.02. Pfizer Deliveries. At the Closing, Pfizer shall deliver or cause to be delivered to Purchaser the instruments and documents set forth in Exhibit A, in each case in a form reasonably acceptable to Purchaser as well as the Shares and the Purchased Assets.

4.03. Purchaser Deliveries. At the Closing, Purchaser shall deliver to Pfizer, as agent for the Seller Corporations, the following: (i) the Aggregate Purchase Price, by wire transfer in immediately available funds to one or more accounts specified in writing by Pfizer at least 2 Business Days prior to the Closing Date and (ii) the instruments and documents set forth in Exhibit B, in each case in a form reasonably acceptable to Pfizer.

4.04. Joint Deliveries. At the Closing, Purchaser (or a Conveyed Subsidiary, as applicable) and Pfizer (or an Affiliate of Pfizer, including, for the avoidance of doubt, a Stock Selling Corporation, as applicable) shall enter into, execute and deliver to each other each of the following documents:

(i) a Transitional Services Agreement, substantially in the form attached as Exhibit C (the “Transitional Services Agreement”);

(ii) a Transitional Intellectual Property License Agreement, substantially in the form attached as Exhibit D (the “Transitional Intellectual Property License Agreement”);

(iii) a Site Separation Agreement pertaining to the Healon manufacturing facility in Sweden, in form and substance mutually agreed upon by Pfizer and Purchaser and containing the terms set forth on Schedule 4.04(iii) (the “Site Separation Agreement”);

(iv) the Real Property Lease Agreements pertaining to the Healon manufacturing facility in Sweden providing for the matters set forth on Exhibit E, in form and substance mutually agreed upon by Pfizer and Purchaser (the “Real Property Lease Agreements”);

(v) a Manufacturing and Supply Agreement pertaining to the manufacture of Hylartil, in form and substance mutually agreed upon by Pfizer and Purchaser and including the terms and conditions set forth on Exhibit F (the “Supply Agreement”);

(vi) a Warehousing and Distribution Services Agreement pertaining to the storage and distribution of Healon products providing for the matters set forth on Exhibit G, in form and substance mutually agreed upon by Pfizer and Purchaser (the “Warehousing and Distribution Agreement”); and

(vii) subject to Section 8.03(e), a Foreign Implementing Agreement and a Net Economic Benefits Letter in each jurisdiction for which one is required.

ARTICLE V

CONDITIONS TO CLOSING

5.01. Conditions to the Obligations of Purchaser and Pfizer. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) There shall not (i) be in effect any Governmental Order or Law that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement in the United States of America, the United Kingdom, Germany, Italy, Sweden, the Netherlands or Japan or (ii) have been commenced, and be continuing, or threatened in writing any action or proceeding by any Governmental Authority of the United States of America, the United Kingdom, Germany, Italy, Sweden, the Netherlands or Japan.

(b) The waiting period required under the HSR Act, including any extensions thereof, shall have expired and any investigations relating to the sale hereunder that may have been opened by either the Department of Justice or the Federal Trade Commission by means of a request for additional information or otherwise shall have terminated, and all other material consents, approvals and actions of, filings with and notices to any Governmental Authority of the United Kingdom, Germany, Italy, Sweden or the Netherlands relating to the transactions contemplated hereby, shall have been obtained or taken. No consents, approvals, actions, filings or notices related to any Competition Laws or antitrust requirements of any jurisdiction, except as set forth in this Section 5.01(b), shall be a condition to Closing under this Section 5.01(b).

(c) Subject to Section 8.03(e), any approvals or actions of any Governmental Authority having jurisdiction necessary lawfully to consummate the transactions contemplated hereby shall have been given or taken.

5.02. Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) Pfizer shall have performed in all material respects its agreements and obligations contained in this Agreement (disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect) required to be performed by it at or before the Closing, and the representations and warranties of Pfizer contained herein (disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect) shall have been true and correct when made and shall be true and correct as of the Closing, as if made as of the Closing (except for (i) changes contemplated or permitted by this Agreement or disclosed by Pfizer in the Schedules hereto (as such Schedules may be supplemented or amended as expressly provided in this Agreement); (ii) failures to perform covenants or breaches of representations and warranties that would not, individually or in the aggregate, have a Material Adverse Effect); and (iii) those representations and warranties that address matters as of a particular date, which, subject to clause (ii) above, need be true only as of such date). Purchaser shall have received a certificate of Pfizer, dated as of the Closing Date and signed by a senior officer of Pfizer (but without personal liability to such officer), certifying as to the fulfillment of the foregoing.

(b) Pfizer shall have made or caused to be made delivery to Purchaser of the items required by Section 4.02 and Section 4.04.

(c) The Healon Business Drop Down shall have been completed and the business to be conducted by Healon AB shall be fully operational (having regard to any services to be provided to Purchaser or its Affiliates pursuant to the Ancillary Agreements); provided, however, that if the closing of the transactions contemplated by the Real Property Sale Agreement, dated as of April 19, 2004, between Fyrcia HB and Healon AB shall not have occurred (including Healon AB becoming the registered owner of the real property referred to therein), such failure shall not, in and of itself, constitute a failure to satisfy the condition set forth in this Section 5.02(c), provided that Purchaser is granted access to such property at no additional cost from and after the Closing.

(d) During the period from the date of this Agreement to (and including) the Closing Date, there shall not have occurred any event, circumstance, change or effect that has had or would have, individually or in the aggregate, a Material Adverse Effect.

(e) Pfizer shall have delivered the 2003 Audited Financial Information (as defined below).

5.03. Conditions to the Obligations of Pfizer. The obligation of Pfizer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) Purchaser shall have performed its agreements and obligations contained in this Agreement (disregarding all qualifications and exceptions contained herein relating to materiality or material adverse effect) required to be performed by it at or before the Closing, and the representations and warranties of Purchaser contained herein (disregarding all qualifications and exceptions contained herein relating to materiality or material adverse effect) shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except for (i) changes contemplated or permitted by this Agreement or attributable to matters disclosed by Purchaser in the Schedules hereto; and (ii) those representations and warranties that address matters as of a particular date, which need be true in all material respects only as of such date). Pfizer shall have received a certificate of Purchaser, dated as of the Closing Date and signed by a senior officer of Purchaser (but without personal liability to such officer), certifying as to the fulfillment of the foregoing.

(b) Purchaser and its Affiliates shall have made or caused to be made delivery to Pfizer of the items required by Section 4.03 and Section 4.04.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PFIZER

Pfizer represents and warrants to Purchaser as follows (it being understood and agreed that notwithstanding the provisions of this Article VI, (i) each of the representations and warranties set forth in this Article VI assume that for purposes of determining the accuracy of such representations and warranties, the Healon Business Drop Down has already occurred as of the date hereof and (ii) with the exception of the representations and warranties set forth in Section 6.18, all representations and warranties pertaining to Healon AB as a Conveyed Subsidiary shall be deemed to be given only as of the Closing):

6.01. Organization. Pfizer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Stock Selling Corporation and Asset Selling Corporation is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

6.02. Authority; Binding Effect.

(a) Pfizer has all requisite corporate power and authority to carry on its business as it is presently being conducted and to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Pfizer of this Agreement, and the performance by Pfizer of its obligations hereunder, have been duly authorized by all requisite corporate action.

(b) Each of the Asset Selling Corporations and the Stock Selling Corporations has all requisite corporate power and authority to carry on its business as it is presently being conducted. The performance by each of the Asset Selling Corporations and the Stock Selling Corporations of their respective obligations hereunder have been or will have been at the Closing duly authorized by all requisite corporate action.

(c) This Agreement constitutes a valid and binding obligation of Pfizer, enforceable against Pfizer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

6.03. Conveyed Subsidiaries; Capital Structure.

(a) Each of the Conveyed Subsidiaries is duly organized and validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, with corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect or would not reasonably be expected to, individually or in the aggregate, result in fines or penalties in excess of $5,000,000. Pfizer has made available to Purchaser, prior to the execution of this Agreement, a complete and correct copy of the certificate of incorporation and bylaws, articles of association or other organizational documents, as amended to date, of each of the Conveyed Companies. Such organizational documents are in full force and effect and no Conveyed Company is in violation of any provision of such organizational documents.

(b) Schedule 6.03(b)(i) sets forth the authorized capital stock of the Conveyed Companies and the number of shares of each class of capital stock in each such Conveyed Subsidiary which are validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of statutory or contractual preemptive or similar rights. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Conveyed Companies is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Conveyed Companies and no equity securities of any of the Conveyed Companies are reserved for issuance for any purpose nor have any profit sharing certificates or any other rights to share in the profits of the Conveyed Companies been granted. There are no depositary receipts for any of the shares of the Conveyed Companies. The Stock Selling Corporations own of record and beneficially the outstanding Shares as indicated on Schedule 6.03(b)(i), free and clear of all Liens except for Permitted Encumbrances. Except for their Subsidiaries, if any, the Conveyed Subsidiaries do not hold any capital stock (or its equivalent) interest in any other company and none of them is a party to any partnership agreement, except as set forth in Schedule 6.03(b)(ii).

(c) No proposal has been made or resolution adopted for the dissolution or liquidation of any of the Conveyed Companies, no circumstances exist which may result in the dissolution or liquidation of any of the Conveyed Companies, and no proposal has been made or resolution adopted for a statutory merger (juridische fusie) or division (splitsing), or a similar arrangement under the laws of any applicable jurisdiction, of any of the Conveyed Companies.

6.04. Non-Contravention. The execution, delivery and performance by Pfizer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of Pfizer or the comparable organizational documents of any of the Stock Selling Corporations, Asset Selling Corporations or the Conveyed Companies; (ii) subject to obtaining the consents referred to on Schedule 6.04, conflict with, result in the breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller Corporations or the Conveyed Companies under, or to a loss of any benefit of the Business to which the Seller Corporations or the Conveyed Companies is entitled under, any Material Contract, Real Property Lease or Intellectual Property License to which any Seller Corporation or Conveyed Company is a party or to which its assets are subject and which primarily relates to the Business; and (iii) assuming compliance with the matters set forth in Sections 6.05 and 7.05, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller Corporation or Conveyed Company is subject; except, in the case of clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, have a Material Adverse Effect.

6.05. Governmental Authorization. Except as set forth on Schedule 6.05, which Schedule Pfizer will deliver to Purchaser within 20 days after the date of this Agreement, the execution and delivery of this Agreement by Pfizer do not require any consent or approval of any Governmental Authority, except for consents or approvals, the failure of which to obtain would not have a Material Adverse Effect.

6.06. Financial Information. Schedule 6.06(a) sets forth: (i) audited combined statements of the net assets to be sold in relation to the Business, and the related audited combined statements of direct revenues and direct operating expenses in relation to the Business, for the years ended December 31, 2001 and December 31, 2002, together with the notes thereto and the audit report thereon of KPMG LLP (collectively, the “Audited Financial Information”); (ii) an unaudited statement of the net assets to be sold in relation to the Business, and the related unaudited statement of direct revenues and direct operating expenses in relation to the Business, for the 12 months ended December 31, 2003 for the U.S. operations and the 11 months ended November 30, 2003 for the international operations (collectively, the “2003 Unaudited Financial Information”); and (iii) the unaudited pro forma combined statement of the assets and liabilities of Healon AB as of November 30, 2003, reflecting the historical combined balance sheet of Healon AB, adjusted to give effect to the Healon Business Drop Down as if it had been completed on November 30, 2003 (the “Healon Pro Forma Statement”). The Audited Financial Information, 2003 Unaudited Financial Information, the Healon Pro Forma Statement, the 2003 Audited Financial Information, and the financial information to be delivered by Pfizer pursuant to Section 8.17 hereof are collectively referred to herein as the “Financial Information”. Except as set forth in the notes thereto or as set forth on Schedule 6.06(b), the Financial Information has been or will be (i) derived from and in accordance with Pfizer’s books and records, (ii) prepared in accordance with GAAP, and (iii) present fairly in all material respects: (x) the net assets to be sold in relation to the Business as of the dates specified therein; and (y) the direct revenues and direct operating expenses in relation to the Business for the periods specified therein (subject, in the case of the unaudited Financial Information, to the absence of year-end adjustments and the absence of footnotes, if applicable). Pfizer has provided Purchaser with a true and correct copy of the independent auditors’ report relating to the Audited Financial Statements. Pfizer represents that its application of accounting principles and practices generally accepted in the United States of America is in accordance with such principles.

6.07. Absence of Material Changes. Since December 31, 2003, except as set forth on Schedule 6.07, there has not been any:

(i) Material Adverse Effect;

(ii) sale, lease, license, abandonment or other disposition by any of the Seller Corporations or the Conveyed Companies of any material assets used in the Business, except (x) in the ordinary course of the Business; (y) to another Conveyed Company; or (z) relating to the transactions contemplated hereby;

(iii) increase or enhancement of the compensation or benefits of Employees other than, in each case, in the ordinary course of the Business and consistent with past practice;

(iv) incurrence of any Indebtedness by the Conveyed Companies;

(v) material transaction relating to the Business with the Seller Corporations or the Conveyed Companies, on the one hand, and any officer or director of the Seller Corporations or the Conveyed Companies, on the other hand, other than on an arms-length basis;

(vi) cancellation or waiver of any claim or right of substantial value to the Business;

(vii) with respect to Pharmacia Groningen B.V., taking of any material Tax position that is inconsistent with past practice or the making or changing of any material Tax election that, in each case, (A) is not required by Law or any taxing authority and (B) is not expressly contemplated by this Agreement;

(viii) agreement or arrangement to take any of the actions specified in this Section 6.07, except as expressly contemplated by this Agreement; or

(ix) lapse or abandonment of material Intellectual Property relating to the Business.

6.08. No Litigation. Except with respect to Environmental Laws (which are the subject of Section 6.11) or as set forth on Schedule 6.08, as of the date hereof, no litigation, investigation or proceeding by or before any Governmental Authority is pending against or, to the Knowledge of Pfizer, threatened against any Seller Corporation or Conveyed Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.09. Compliance with Laws. Except with respect to Environmental Laws (which are the subject of Section 6.11) and Product Registrations (which are the subject of Section 6.10), or except as to matters otherwise set forth in this Agreement or set forth on Schedule 6.09:

(a) each Asset Selling Corporation and each Conveyed Company is in compliance with all Laws applicable to the ownership or operation of the Business, except to the extent that the failure to comply therewith would not have, individually or in the aggregate, a Material Adverse Effect; and

(b) each Seller Corporation and each Conveyed Company possesses, and is in compliance with the terms of, all Governmental Authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess any such Governmental Authorization or to be in compliance therewith, would not have, individually or in the aggregate, a Material Adverse Effect.

6.10. Product Registrations; Regulatory Compliance. Except with respect to Environmental Permits (which are the subject of Section 6.11):

(a) Pfizer or its Affiliates hold all material Governmental Authorizations to market any product of the Business in the countries in which products of the Businesses are sold (the “Product Registrations”);

(b) Pfizer will deliver to Purchaser, within 20 days after the date of this Agreement, a Schedule of the Product Registrations referred to in Section 6.10(a);

(c) except as set forth on Schedule 6.10(c), to the Knowledge of Pfizer, all products sold under the Product Registrations are manufactured and marketed in all material respects in accordance with the specifications and standards contained in such Product Registrations;

(d) except as set forth on Schedule 6.10(c), an Asset Selling Corporation or Conveyed Company is the sole and exclusive owner of the Product Registrations and has not granted any right of reference with respect thereto; and

(e) Except as set forth on Schedule 6.10(c), all Product Registrations are in full force and effect, and Pfizer and its Affiliates have not, to the Knowledge of Pfizer, received any notification with respect to the cancellation, termination or non-renewal of any Product Registrations.

6.11. Environmental Matters. To the Knowledge of Pfizer, except as set forth on Schedule 6.11:

(a) (i) the Conveyed Companies, Purchased Assets and Facilities are in substantial compliance with all applicable Environmental Laws and/or Environmental Permits, in each case, in effect as of the Closing Date; and (ii) none of the Facilities are undertaking, nor has Pfizer or the related Conveyed Company or Asset Selling Corporation received written notice that they are subject to, Remedial Action or enforcement action under any applicable Environmental Laws and/or Environmental Permits, in each case, in effect as of the Closing Date, except for such non-compliance, Remedial Actions or enforcement actions that individually or in the aggregate, would not result in Environmental Liabilities in excess of $3,000,000;

(b) all Environmental Permits required under all applicable Environmental Laws, in effect as of the Closing Date, in relation to the Facilities have been obtained and none of the Conveyed Companies nor the Asset Selling Corporation nor Pfizer has received any written notice that any of the Facilities’ Environmental Permits will be revoked, suspended or not renewed, except for such failures to obtain as would not, individually or in the aggregate, result in Environmental Liabilities in excess of $3,000,000;

(c) no written claims have been made, and no written notices nor written communications have been received that such claims will or may be made, that could reasonably be expected to result, as of the Closing Date, in Environmental Liability arising from or as a result of (i) on-site exposures to Hazardous Materials at the Facilities; (ii) Releases of Hazardous Materials at or from any Facilities or by any Conveyed Company; or (iii) off-site treatment, storage or disposal of Hazardous Materials transported from the Facilities, except for such claims that individually or in the aggregate, would not result in Environmental Liabilities in excess of $3,000,000;

(d) there has been no Release of Hazardous Materials at or from any of the Facilities that individually or in the aggregate, would result in Environmental Liabilities in excess of $3,000,000; and

(e) copies of all material environmental audits and site assessments, reviews and reports, written claims and environmental test results from the last three (3) years that are in the possession or control of Pfizer or any Pfizer Affiliates relating to the Conveyed Companies or the Facilities have been provided to the Purchaser.

(f) The parties hereby acknowledge that any emissions reduction measure(s), if any, required to be implemented at the Groningen Facility by the competent Governmental Authority pursuant to its review of the Groningen VOC Emissions Study and any determinations by the competent Governmental Authority as a result of its review of the Groningen VOC Emissions Study that the Groningen Facility is not in compliance with all applicable Environmental Laws and/or Environmental Permits as a result of VOC emissions shall not constitute a breach of the representations and warranties set forth in this Section 6.11 (such matter being treated as referenced in Section 9.12(c)).

6.12. Material Contracts.

(a) Except for agreements entered into after the date hereof or as set forth on Schedule 6.12(a) (the “Material Contracts”), none of the Conveyed Companies, nor any Asset Selling Corporation is a party to or bound by:

(i) any Contract for the purchase of Inventories or other personal property for the Business with any supplier or for the furnishing of services to the Business providing for annual financial commitments on the part of such Conveyed Company or Asset Selling Corporation in excess of (A) $50,000 and extending beyond one year from the date hereof or (B) $100,000;

(ii) any Contract for the sale of Inventories or other personal property of the Business to any distributor or supplier or for the furnishing of services by the Business, in each case with firm commitments in excess of one year from the date hereof;

(iii) any broker, distributor, dealer, manufacturer’s representative, franchise or agency agreements related solely and exclusively to the Business, the terms of which provide for annual financial commitments on the part of such Conveyed Company or Asset Selling Corporation in excess of $50,000;

(iv) any Contract relating to Indebtedness, factoring arrangements, sale and leaseback transactions or the deferred purchase price of property, in each case relating to the Business and with respect to which a Conveyed Company or Asset Selling Corporation is an obligor in excess of $50,000;

(v) any research and development or design agreement relating to the Business, the terms of which provide for aggregate commitments to be paid by a Conveyed Company or Asset Selling Corporation in excess of $50,000;

(vi) other than intercompany agreements that are not being assigned to or assumed by Purchaser, any agreements entered into since January 1, 2001 providing for the acquisition or disposition of any capital stock of any Conveyed Company, the Purchased Assets or assets of a Conveyed Company and having an aggregate value in excess of $2,000,000, other than the sale of Inventories in the ordinary course of the Business consistent with past practice or the sale or disposal of obsolete plant or equipment;

(vii) any Contract relating to the Business that provides for any exclusive arrangement relating to the sale of any product manufactured, distributed and sold by the Business involving sales in 2003 in excess of $100,000; and

(viii) any Contract that limits or purports to limit the ability of any Conveyed Company or Asset Selling Corporation to compete with the Business in any geographic area or during any period of time.

(b) Except as set forth on Schedule 6.12(b), (i) each Material Contract is valid and binding on the Asset Selling Corporation or Conveyed Company that is a party thereto, and, to the Knowledge of Pfizer, the other party thereto, and is in full force and effect; and (ii) no Asset Selling Corporation or Conveyed Company is in breach of, or default under, any such Material Contract, which breach or default would result in a Material Adverse Effect.

6.13. Intellectual Property.

(a) Schedule 6.13(a)(i) sets forth a list of all (i) registered Intellectual Property and (ii) all other material Intellectual Property, in each case owned, used or licensed by or to any Conveyed Company or Asset Selling Corporation and primarily relating to the Business. Except as set forth on Schedule 6.13(a)(ii), (i) to the Knowledge of Pfizer, there is no objection or claim being asserted by any Person with respect to the ownership, validity or enforceability of any such Intellectual Property; (ii) a Conveyed Company or an Asset Selling Corporation owns or has a license to use such Intellectual Property; and (iii) such Intellectual Property is, to the Knowledge of Pfizer, free and clear of any Liens, other than Permitted Encumbrances.

(b) Schedule 6.13(b) sets forth a list of all Intellectual Property Licenses.

(c) Except as set forth in Schedule 6.08, to the Knowledge of Pfizer: (i) no third party is infringing or making unauthorized use of any of the Intellectual Property; (ii) the activities of the Business do not infringe or make unauthorized use of any valid and enforceable Intellectual Property of any third party; and (iii) no third party is now claiming that the activities of the Business infringe or make unauthorized use of any valid and enforceable Intellectual Property of such third party.

(d) To the Knowledge of Pfizer, the Intellectual Property primarily relating to the Business: (i) has been duly maintained, (ii) is subsisting, in full force and effect, (iii) has not been cancelled, expired or abandoned unless in the ordinary course, and (iv) is valid and enforceable.

6.14. Real Property.

(a) Schedule 6.14(a)(i) sets forth a true and complete list of all of the real property (i) in which any Asset Selling Corporation or Conveyed Company holds legal or equitable title or (ii) which is leased by any Asset Selling Corporation or Conveyed Company and in each case is used primarily in connection with the Business (collectively, the “Real Property”). Except as set forth on Schedule 6.14(a)(ii), each Seller Corporation or Conveyed Company has good title to, or a valid leasehold interest entitling them to the sole and unencumbered right to possession and use of, all of their respective Real Property free and clear of any Liens, other than Permitted Encumbrances.

(b) Schedule 2.02(a) and Schedule 6.14(b) sets forth a list of all of the Real Property Leases and all leasehold interests in real property of the Conveyed Companies, respectively. Each Real Property Lease is a valid and binding obligation of the relevant Asset Selling Corporation or Conveyed Company and, to the Knowledge of Pfizer, the other party thereto, and no Seller Corporation or Conveyed Company has received or given written notice of a default under any Real Property Lease, and no event or condition exists which constitutes a violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default by any Seller Corporation or Conveyed Company, or, to the Knowledge of Pfizer, any other party thereto, under any such lease, except for such breaches, violations and defaults which would not be reasonably likely to result in damages in excess of $5,000,000 in the aggregate.

(c) Each Seller Corporation or Conveyed Company has rights of access to entry to the Real Property adequate to conduct the Business in the manner conducted on the date hereof. To the Knowledge of Pfizer, there are no unrecorded easements relating to the Real Property and no Person or Governmental Authority is encroaching upon any of the Real Property in a way that materially impairs the use of such property. Except as set forth in Schedule 6.14(c), (i) to the Knowledge of Pfizer, no Person or Governmental Authority has notified any of the Seller Corporations or Conveyed Companies of a claim that any activities of the Business are encroaching upon the properties, easements or rights of way of others, and (ii) there are no parties in possession having or, to the Knowledge of Pfizer, claiming rights to possession of any of the Real Property.

6.15. Title to Assets. Except as set forth on Schedule 6.15 or as otherwise provided in this Agreement, each Asset Selling Corporation owns, leases or has the legal right to use all of its Purchased Assets (other than Intellectual Property and Real Property, which are the subject of Sections 6.13 and 6.14, respectively), and each Conveyed Company owns, leases or has the legal right to use its assets (other than Intellectual Property and Real Property, which are the subject of Sections 6.13 and 6.14, respectively). Except as set forth on Schedule 6.15, each Asset Selling Corporation has good title to (or in the case of leased Purchased Assets, valid leasehold interests in) all its Purchased Assets (other than Intellectual Property and Real Property, which are the subject of Sections 6.13 and 6.14, respectively) and each Conveyed Company has good title to (or in the case of leased assets, a valid leasehold interest in) its assets, in either case except for Permitted Encumbrances.

6.16. Taxes. To the Knowledge of Pfizer:

(a) Except as set forth on Schedule 6.16(a), (i) all material Tax Returns and Consolidated Tax Returns that are required to be filed on or before the date hereof by or on behalf of each Conveyed Company or of the fiscal unity to which Pharmacia Groningen B.V. belonged during any Pre-Closing Period and (to the extent related to a Conveyed Company or the Business) each Asset Selling Corporation have been filed; (ii) all material Taxes shown to be due and payable on such Tax Returns (insofar as they relate to a Conveyed Company or the Business) have been paid; and (iii) all material Non-Returned Taxes (as defined below) due by or respect to the income, assets or operations of the Conveyed Companies for all taxable periods ending on or before the Closing Date have been paid or accrued and reserved against in the Financial Statements. “Non-Returned Taxes” means Taxes with respect to which no Tax Return was required to be filed on or prior to the Closing Date by or on behalf of a Conveyed Company.

(b) Except as set forth on Schedule 6.16(b), there are no material Liens for Taxes upon any of the assets of the Business, except for Liens for Taxes not yet due and payable or being contested in good faith.

(c) Except as set forth on Schedule 6.16(c), no Tax Return that includes any Conveyed Company is currently being examined by any taxing authority, which examination, taken together with all other examinations, could reasonably be expected to result in a liability for a material amount of Taxes, and there are no outstanding written agreements or waivers extending the statute of limitations applicable to any such Tax Return or in the case of any Asset Selling Corporation, to the extent related to the Business, which agreements or waivers, taken together with all other agreements or waivers, could reasonably be expected to result in a liability for a material amount of Taxes.

(d) Pharmacia International B.V. has owned directly or indirectly all shares in Pharmacia Groningen B.V. since September 14, 1999.

6.17. Employee Benefits.

(a) Schedule 6.17 sets forth a list of each Plan in effect as of the date of this Agreement.

(b) As applicable with respect to each Plan, Pfizer has made or will make available to Purchaser, copies of (i) each Plan, including all amendments thereto; (ii) the current summary plan description and each summary of material modifications, if any, thereto; and (iii) the most recent IRS determination letter relating thereto.

(c) Each Plan has been maintained, operated and administered in compliance in all respects with its terms and the applicable provisions of ERISA and the Code, except where such noncompliance would not have a Material Adverse Effect. Neither Pfizer nor any ERISA Affiliate has incurred or could reasonably be expected to incur any Liability under Title IV of ERISA.

(d) Each Foreign Plan has been maintained, operated and administered in compliance in all respects with its terms and the applicable Laws of the relevant jurisdiction, except where such noncompliance would not have a Material Adverse Effect.

(e) No Employee is party to any non-competition agreement that would prevent such Employee from performing services for the Purchaser or its Affiliates following the Closing Date, as contemplated by this Agreement.

(f) Pfizer has provided to Purchaser copies of all Plans, programs, policies and arrangements whereby any Employee could be entitled to severance or change in control benefits in connection with the consummation of the transactions contemplated by this Agreement.

(g) Schedule 6.17(g)(i) sets forth the name or employee number, position, date of hire and location of employment (city and state) of each Employee (US) as of the date hereof. Schedule 6.17(g)(ii) sets forth the name or employee number, position, date of hire and location of employment (city and country) of each Employee (non-US) as of the date here. Pfizer has made available to Purchaser all information regarding the pay (as defined in Section 8.05(a)(v)), full or part time status, current status (active, on leave, on vacation, etc.) and employment contract information with respect to each Employee set forth in Schedule 6.17(g)(i) or Schedule 6.17(g)(ii).

(h) Schedule 6.17(h) sets forth the pension arrangements of the Conveyed Companies which apply to all current or former employees and none of the Conveyed Companies is a party to any pension arrangements, including pension insurance policies or excess (excedent) insurance policies with any workers’ pension fund (bedriffspensioenfonds) or private insurance company, retirement, deferred compensation or arrangements maintained for the benefit of any of their employees or any payment of “back service” contributions now or upon the retirement, death or disability of any of their employees or former employees, other than the pension arrangements of the Conveyed Companies, set forth in Schedule 6.17(h). All contributions that any of the Conveyed Companies are required to make under the arrangements listed in Schedule 6.17(h) have been fully paid or provided for in the Audited Financial Information. There are no material funding deficits or unfunded liabilities in respect of any of the arrangements of the Conveyed Companies listed in Schedule 6.17(h).

6.18. Healon AB. During the period from the date of this Agreement to the consummation of the Healon Business Drop Down, Healon AB has not carried on any business or conducted any operations, other than acquiring the assets and the assuming the Liabilities contemplated by the Healon Business Drop Down.

6.19. Sufficiency of Assets. The Purchased Assets (without giving effect to the Excluded Assets and the Retained Liabilities) and the assets which are owned, leased or licensed (including the Intellectual Property Licenses) by the Conveyed Companies at the Closing Date, together with the services to be provided and the rights to be conveyed, transferred and assigned to the Purchaser under Section 2.02 hereof and under all of the Ancillary Documents, which provide for Pfizer or any of its Affiliates to provide services to Purchaser (subject to the limitations set forth therein), all taken as a whole, constitute all of the properties, assets and rights used by the Seller Corporations and the Conveyed Companies to conduct the Business or necessary to permit Purchaser to operate the Business in all material respects in the same manner as such Business has been conducted prior to the date of this Agreement by the Seller Corporations and the Conveyed Companies.

6.20. Labor and Employment Matters.

Except as set forth in Schedule 6.20 and relating solely to the Employees:

(a) There is no strike or other material labor dispute pending against any of the Seller Corporations or any of the Conveyed Companies;

(b) Neither any of the Seller Corporations nor any of the Conveyed Companies has any labor unions;

(c) Neither any of the Seller Corporations nor any of the Conveyed Companies is bound by or subject to (and none of their respective properties or assets is bound by or subject to) any collective bargaining agreement or similar agreement with any labor unions or other organizations;

(d) To the Knowledge of Pfizer, no labor union or other organization has requested or, has sought to represent any of the employees, representatives or agents of any of the Seller Corporations or any of the Conveyed Companies;

(e) To the Knowledge of Pfizer, there is no labor union organizing activity involving Employees; and

(f) To the Knowledge of Pfizer, each of the Seller Corporations and the Conveyed Companies is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or any other applicable Laws; and

(g) To the Knowledge of Pfizer: (i) there are no arbitrations, lawsuits or other actions or proceedings relating to any of the Seller Corporations or any of the Conveyed Companies pending or threatened (in any court or arbitral forum or with any agency responsible for the enforcement of any Laws) alleging or otherwise regarding breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other illegal, discriminatory, wrongful or tortious conduct in connection with the employment relationship, the terms and conditions of employment, or applications for employment with any of the Seller Corporations or any of the Conveyed Companies; and (ii) no Governmental Authority responsible for the enforcement of any immigration, worker health and safety, labor or employment Laws of any sort intends to conduct or is conducting an investigation with respect to or relating to any of the Seller Corporations or any of the Conveyed Companies.

6.21. Certain Supply Relationships. Except as set forth on Schedule 6.21, the Seller Corporations and the Conveyed Companies have delivered to, or made available for review by, Purchaser a true and correct copy of all agreements or arrangements, including all amendments thereto, entered into by any of the Seller Corporations or Conveyed Companies relating to the recruitment base for roosters or breeding or slaughtering of roosters or otherwise related to the rooster comb business, including supply agreements and non-cooperation agreements (collectively, the “Rooster Comb Agreements”). No party to any Rooster Comb Agreement is, to the Knowledge of Pfizer, in material breach thereof or default thereunder and no such party (i) has canceled or otherwise modified (in a manner materially adverse to the Business) its relationships, including its performance under any Rooster Comb Agreement, with the Seller Corporations or Conveyed Companies or (ii) to the Knowledge of Pfizer, has notified the Seller Corporations or Conveyed Companies of such party’s intention to do so; it being understood that the cancellation of any Rooster Comb Agreement without replacement with an agreement of substantially comparable terms shall be deemed to have a Material Adverse Effect.

6.22. Certain Business Practices. None of the Seller Corporations or Conveyed Companies, or any director, officer, agent or employee thereof has, in connection with the conduct of the Business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

6.23. Solvency. Each of the Seller Corporations and Conveyed Companies is not, and will not be, insolvent or be rendered insolvent by the transactions contemplated hereby or unable to meet its liabilities as they mature, and will not have unreasonably small capital. With respect to the Conveyed Companies, neither Pfizer nor any of its Affiliates have adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy, suspension of payments (surseance van betaling) or other reorganization under local law.

6.24. Brokers. Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pfizer. Pfizer is solely responsible for the fees and expenses of Morgan Stanley & Co. Incorporated.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Pfizer as follows:

7.01. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is presently being conducted and to own and lease its properties and assets.

7.02. Corporate Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser.

7.03. Binding Effect. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

7.04. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (ii) conflict with, result in the breach of, constitute a default under, or result in a right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) under, any term or provision of any Contract or other obligation to which Purchaser or any of its Affiliates is a party or is subject; and (iii) assuming compliance with the matters set forth in Sections 6.05 and 7.05, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject, other than, in the case of clauses (ii) and (iii) above, any such violations, conflicts, terminations, cancellations, accelerations, breaches and defaults that, individually or in the aggregate, would not have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or on the ability of Purchaser to timely consummate the transactions contemplated hereby.

7.05. Governmental Authorization. Except as set forth on Schedule 7.05, which Schedule Purchaser will deliver to Pfizer within 20 days after the date of this Agreement, the execution and delivery of this Agreement by Purchaser do not and will not require any material consent or approval of any Governmental Authority, except for consents or approvals, the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or on the ability of Purchaser to timely consummate the transactions contemplated hereby.

7.06. Third Party Approvals. Except as set forth in Schedule 7.06, the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Purchaser.

7.07. Financial Capability. Purchaser will have available to it on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

7.08. Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

7.09. Condition of the Business.

(a) Purchaser is purchasing the Shares and the Purchased Assets based solely on the results of its inspections and investigations and the representations or warranties of Pfizer expressly set forth in this Agreement. In light of these inspections and investigations and the representations and warranties made to Purchaser by Pfizer in Article VI hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically set forth in Article VI hereof. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Pfizer set forth in Article VI hereof.

(b) ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY WAIVED BY PURCHASER. IN ADDITION, PURCHASER ACKNOWLEDGES AND AGREES THAT NO SELLER CORPORATION INTENDS TO GIVE ANY “GUARANTEE” NOR IS ANY “GUARANTEE” BEING GIVEN BY ANY SELLER CORPORATION UNDER OR PURSUANT TO THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY WITHIN THE MEANING OF SECTIONS 443 AND 444 OF THE GERMAN CIVIL CODE.

(c) Purchaser further represents that neither Pfizer nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Seller Corporations, the Business, the Conveyed Subsidiaries, the Shares, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement, and neither Pfizer nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, its representatives or agents, or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Pfizer relating to the Business or other publication provided to Purchaser, its representatives or agents, or any other document or information provided to Purchaser, its representatives or agents in connection with the sale of the Business.

7.10. No Litigation. There is no Governmental Order, action, suit, litigation, proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for any officers, employees or agents of Purchaser), arbitration, investigation or reported claim, pending against or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates, before any court, Governmental Authority or arbitrator, which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or would, if successful, materially and adversely affect the ability of Purchaser to timely consummate the transactions contemplated by this Agreement.

7.11. Brokers. Except for Lehman Brothers Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of Lehman Brothers Inc..

ARTICLE VIII

COVENANTS

8.01. Information and Documents.

(a) During the period from the date of this Agreement to the Closing Date, upon reasonable advance notice, the Seller Corporations shall permit Purchaser and its representatives to have reasonable access, during regular normal business hours, to the assets, employees, books and records of the Seller Corporations and the Conveyed Companies relating to the Business, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, however, that no such access shall unreasonably interfere with the Seller Corporations’ and the Conveyed Companies’ operation of their respective businesses, including the Business; provided, further, that the Seller Corporations shall not be required to take any action which could constitute a waiver of attorney-client privilege.

(b) All information received by Purchaser and given by or on behalf of the Seller Corporations or the Conveyed Companies in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates, agents and representatives as “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

8.02. Conduct of Business. During the period from the date of this Agreement to the Closing Date, except (i) as set forth on Schedule 8.02 or as otherwise contemplated by this Agreement or (ii) as Purchaser shall otherwise consent in advance in writing, Pfizer agrees that it will conduct the Business, and will cause the Business to be conducted, in the ordinary course consistent with past practice, and use commercially reasonable efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties and to keep available the services of the present Employees (subject to the subsections of this Section 8.02). During the period from the date of this Agreement to the Closing Date, except (i) as set forth on Schedule 8.02 or as otherwise contemplated by this Agreement, (ii) as Purchaser shall otherwise consent in advance in writing, and (iii) as may be necessary or advisable to remove the Excluded Assets, Pfizer covenants and agrees that it shall cause the Seller Corporations and the Conveyed Companies, in each case with respect to the Business, to:

(a) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

(b) not incur, create or assume any Lien, other than Permitted Encumbrances, with respect to any material asset;

(c) not acquire or dispose of, in any manner including any business combination, any assets outside of the ordinary course of the Business consistent with past practice;

(d) not amend or terminate any Material Contract or waive, release or assign any material right or claim under, any Material Contract;

(e) not change or amend the charter, bylaws or similar organizational documents of any Conveyed Company;

(f) not issue, sell, pledge, transfer, repurchase or redeem any shares of capital stock of any Conveyed Company, or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any Conveyed Company;

(g) not, in respect of any Conveyed Company but not with respect of any Excluded Asset or Retained Liability, declare, set aside or pay any dividend or other distribution payable in stock or property with respect to its capital stock or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its shares of capital stock;

(h) not, in respect of any Conveyed Company, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy, suspension of payments (surseance van betaling) or other reorganization under local law;

(i) other than for transfers of Cash Equivalents, obsolete equipment and Inventory in the ordinary course of business consistent with past practice, not transfer any assets to any Affiliate or any other Person, other than to any Seller Corporation or Conveyed Company;

(j) not enter into or modify any employment, severance, change in control, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any officer, director, consultant or employee of any of the Seller Corporations or any of the Conveyed Companies, other than, in each case, in the ordinary course of business (as modified by Section 8.02(m)) and consistent with past practice or as may be required by a binding written contract in effect on the date of this Agreement or by any applicable Laws;

(k) with respect to Pharmacia Groningen B.V., not take any material Tax position that is inconsistent with past practice or make or change any material Tax election that, in each case, (A) is not required by Law or any taxing authority, (B) is not expressly contemplated by this Agreement and (C) is the sole and direct cause of a increase in income or a decrease in deductions or other allowance or credits with respect to Pharmacia Groningen B.V.;

(l) not to take any action that would cause a breach of Section 6.07;

(m) not (A) create any new employment positions without obtaining the prior consent of Purchaser, which consent shall not be unreasonably withheld; or (B) hire any individuals for sales or marketing positions, unless Pfizer determines, in good faith, that such hires are essential to the continuation of the business in the ordinary course of business; or

(n) not change any of the accounting methods used by it, unless required by GAAP; or

(o) not agree to take any of the foregoing actions.

8.03. Reasonable Best Efforts; Certain Governmental Matters.

(a) Upon the terms and subject to the conditions herein provided (including Section 2.03), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority); (ii) to satisfy the conditions precedent to the obligations of such party hereto; (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained by Purchaser, the Seller Corporations or the Conveyed Companies in connection with the acquisition of the Shares and the Purchased Assets or the taking of any action contemplated by this Agreement; (iv) to effect all registrations, filings and transfers of Environmental Permits necessary for the operation of the Business and required under Environmental Laws; (v) to take any action reasonably necessary to vigorously defend, lift, mitigate, or rescind the effect of any litigation or administrative proceeding adversely affecting the acquisition of the Shares, the Purchased Assets or the other transactions contemplated by this Agreement, including promptly appealing any adverse court or administrative decision and (vi) to enter into extensions to the agreements listed on Schedule 8.03(a), on terms reasonably acceptable to Pfizer and Purchaser.

(b) Subject to appropriate confidentiality protections and to the extent not prohibited by applicable Law, each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

(c) Without limiting the generality of the undertakings set forth in this Section 8.03:

(i) Purchaser and Pfizer shall provide or cause to be provided promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Competition Laws (“Governmental Antitrust Entity”) information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the acquisition of the Shares and the Purchased Assets and the transactions contemplated by this Agreement;

(ii) Purchaser and Pfizer shall file any notification and report form and related material required under the HSR Act as soon as practicable after the date hereof, and thereafter use its reasonable best efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act;

(iii) Purchaser shall proffer to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses of the Conveyed Companies and the Purchased Assets or any of Purchaser’s other assets or businesses now owned or presently or hereafter sought to be acquired by Purchaser; (B) terminate any existing relationships and contractual rights and obligations; and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Governmental Antitrust Entity giving effect thereto), in each case with respect to the foregoing clauses (A), (B) or (C) if such action (1) is necessary to obtain approval for consummation of the transactions contemplated by this Agreement by any Governmental Antitrust Entity and (2) would not have a Material Adverse Effect, provided that for purposes of this Section 8.03(c)(iii), the definition of Material Adverse Effect (y) shall include any material adverse effect to the business results, operations or financial condition of Purchaser and the Business, taken as a whole, subject to the exclusions in clauses (i), (ii)(A), (iii) and (iv) of such definition and (z) shall be read without reference to clauses (ii)(B) and (v) of such definition; and

(iv) Subject to Section 8.03(c)(iii), each of Purchaser and Pfizer, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the Shares or the Purchased Assets or the other transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the Shares or the Purchased Assets or the other transactions contemplated by this Agreement, shall use its reasonable best efforts necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement unless, by mutual agreement, Purchaser and Pfizer decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.03 shall limit the right of a party to this Agreement to terminate this Agreement pursuant to Section 10.01(b), so long as such party to this Agreement has up to then complied in all material respects with its obligations under this Section 8.03. Each of Purchaser and Pfizer shall use its reasonable best efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Competition Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

Subject to appropriate confidentiality limitations, and to the extent not prohibited by applicable Law, each of Pfizer and Purchaser shall provide to the other party copies of all correspondence between it (or its advisor) and any Governmental Antitrust Entity relating to the acquisition of the Shares or the Purchased Assets or any of the matters described in this

Section 8.03. Neither Pfizer nor Purchaser shall independently participate in a telephone call or meeting with a Governmental Antitrust Entity regarding the acquisition of the Shares or the Purchased Assets or any of the matters described in this Section 8.03 without using its reasonable best efforts to give the other prior notification of the call or meeting and, unless prohibited by such Governmental Antitrust Entity, the opportunity to attend and participate.

(d) The parties expressly agree: (i) that any breach by Purchaser of its obligations under Section 8.03(c) will cause irreparable harm to the Seller Corporations and the Conveyed Companies; (ii) that Pfizer has agreed to this transaction with Purchaser in specific reliance on Purchaser’s obligations under Section 8.03(c), and would not have otherwise agreed to enter into this Agreement with Purchaser in relation to the transactions contemplated hereby; and (iii) therefore, Pfizer is entitled to specific performance of Purchaser’s obligations under Section 8.03(c), and Purchaser hereby agrees in advance to the granting of such specific performance of such obligations without proof of actual damages or harm.

(e) In the event that any approval or action of a Governmental Authority (other than a Governmental Authority of the United States of America (or any state or subdivision thereof), of the United Kingdom, Germany, Italy, Sweden or the Netherlands) that is necessary to lawfully consummate the transactions contemplated hereby is not obtained on or prior to the Closing Date, or there exists any Law that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement except with respect of those jurisdictions specified above, then Pfizer and Purchaser shall effect the Closing (including payment of the entire Aggregate Purchase Price), subject to the terms of this Agreement (including, but not limited to, Section 5.01), with respect to all Shares, Purchased Assets and Assumed Liabilities outside of the jurisdiction of any such Governmental Authority or such Law; provided, however, that the obligations of the parties hereto set forth in this Section 8.03 shall continue with respect to any such compliance with Law, approval or action until such compliance with Law, approval or action is obtained or taken, as the case may be, and upon the occurrence of such compliance with Law, approval or action, the parties hereto shall effect the transfer of the affected Shares, Purchased Assets and Assumed Liabilities in accordance with the Foreign Implementing Agreement for the jurisdictions relating thereto. Each such transfer, upon occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date. Furthermore, as of the Closing Date, Pfizer and the Purchaser shall, subject to applicable Law, enter into mutually agreeable alternative business arrangements consistent with the terms of this Agreement or other arrangements which provide Purchaser with the net economic benefit or loss of the affected Shares, Purchased Assets and Assumed Liabilities from and after the Closing Date and continuing until any such approval or action is obtained or taken (any such agreement evidencing such arrangement is referred to as a “Net Economic Benefits Letter”).

8.04. Tax Matters.

(a) (i) Preparation and Filing of Tax Returns. Pfizer shall prepare and timely file or shall cause to be prepared and timely filed all federal, state, local and foreign Tax Returns in respect of the Conveyed Companies and the Asset Selling Corporations, their assets and activities that (A) are required to be filed (taking into account extensions) on or before the Closing Date; or (B) are required to be filed (taking into account extensions) after the Closing

Date and (1) are Consolidated Tax Returns of Pfizer and its Affiliates; (2) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any Tax period ending on or before the Closing Date; or (3) are to be filed by an Asset Selling Corporation. Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required of the Conveyed Companies, or in respect of their assets or activities or required to be filed after the Closing Date with respect to the Purchased Assets or the Business. Any such Tax Returns that include periods ending on or before the Closing Date or that include the activities of the Conveyed Companies or an Asset Selling Corporation (with respect to the Business) prior to the Closing Date shall, insofar as they relate to the Conveyed Companies or an Asset Selling Corporation (with respect to the Business) prior to the Closing Date, be prepared on a basis consistent with the last previous such Tax Returns filed in respect of the Conveyed Companies or such Asset Selling Corporation (with respect to the Business), unless Pfizer or Purchaser, as the case may be, concludes that there is no reasonable basis for such position. With respect to any Tax Return required to be filed by Purchaser for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), Purchaser shall deliver to Pfizer, at least 15 Business Days prior to the due date for the filing of such Tax Return (taking into account extensions), a statement setting forth the amount of Tax for which Pfizer is responsible pursuant to Sections 8.04(g)(i) and (iii) and a copy of such Tax Return. Pfizer shall have the right to review such Tax Return and statement prior to the filing of such Tax Return. Pfizer and Purchaser agree to consult and resolve in good faith any issue arising as a result of Pfizer’s review of such Tax Return and statement and mutually to consent to the filing of such Tax Return as promptly as possible. Neither Purchaser nor any of its Affiliates shall file any amended Tax Returns for any periods for or in respect of the Conveyed Companies with respect to which Purchaser is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this Section 8.04(a)(i) without the prior written consent of Pfizer. Neither Purchaser nor any of its Affiliates may make an election under Section 338(g) of the Code with respect to its purchase or deemed purchase of any of the Conveyed Companies. If Pfizer determines that any of the Conveyed Companies is entitled to file or make a formal or informal claim for refund or file an amended Tax Return providing for a refund with respect to a period for which it is obligated to prepare or cause to be prepared the original such Tax Return pursuant to this Section 8.04(a)(i), Pfizer shall be entitled, at its own expense, to file or make such claim or file an amended Tax Return on behalf of such Conveyed Company and will be entitled to control the prosecution of such refund claims provided that any such claims are prosecuted in good faith.

(ii) Internal Restructurings. Notwithstanding anything herein to the contrary, Pfizer shall cause, and shall have the right to cause an election pursuant to Treasury Regulations Section 301.7701-3 to be filed, effective from a date prior to the Closing Date, for those of the Conveyed Companies that are not United States entities to be treated as a branch or a partnership for U.S. federal Income Tax purposes, and copies of all such elections have been provided to Purchaser.

(b) Payment of Taxes. Pfizer shall pay or cause to be paid (i) all Taxes due with respect to Tax Returns which Pfizer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 8.04(a); (ii) all Taxes due with respect to Tax Returns for Straddle Periods for which Pfizer is responsible pursuant to Section 8.04(g)(i) and (iii) all Non-Income Taxes with respect to Tax Returns for Non-Income Taxes to be filed by Purchaser on a separate

Tax Return basis for any Tax period ending on or before the Closing Date for which Pfizer is responsible pursuant to Section 8.04(g)(i). Purchaser shall pay or cause to be paid (A) all Taxes due with respect to Tax Returns which Purchaser is obligated to prepare and file or cause to be prepared and filed pursuant to Section 8.04(a) other than Taxes which Pfizer shall pay or cause to be paid in accordance with the preceding sentence; and (B) all Taxes owed by the Conveyed Companies other than Taxes which Pfizer shall pay or cause to be paid in accordance with the preceding sentence.

(c) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between (i) the Conveyed Companies, on the one hand, and (ii) Pfizer or any of its Subsidiaries or Affiliates or any other party (other than the Conveyed Companies), on the other hand, shall be terminated effective as of the close of business on the date that immediately precedes the Closing Date and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder on or after the Closing Date with respect to any period. At the Closing, Pfizer or one of its Affiliates (other than Pharmacia Groningen B.V.) will pay to Pharmacia Groningen B.V. an amount equal to the corporate tax provision for Pharmacia Groningen B.V.’s taxable year beginning December 1, 2003, as included on its balance sheet as of the Closing Date.

(d) Carryforwards and Carrybacks. Purchaser shall cause the Conveyed Companies to elect, when permitted by law, to carry forward any net operating loss, charitable contribution credit or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of the Conveyed Companies ending on or before the Closing Date in which the Conveyed Companies were included in a Consolidated Tax Return of Pfizer and its Affiliates. Except as provided below, Purchaser, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply any net operating loss, charitable contribution credit or other item (including any net capital loss, foreign tax credit or research and development credit) of the Conveyed Companies for any tax year ending on any date following the Closing Date to any period of the Conveyed Companies ending on or before the Closing Date. If any net capital loss, foreign tax credit, research and development credit or other item shall be carried back to any such period, Purchaser shall indemnify Pfizer and its Affiliates (other than the Conveyed Companies) for all reasonable costs and expenses incurred by Pfizer or any of such Affiliates in filing such claims or in connection with any audit of such claims. Purchaser, on its own behalf and on behalf of its Affiliates (including the Conveyed Companies), hereby agrees not to use or apply any net operating loss or net capital loss of Healon AB arising or incurred in any Tax period or portion thereof ending on or before the Closing Date, without Pfizer’s consent.

(e) Refunds. Pfizer shall be entitled to retain, or receive immediate payment from Purchaser or any of its Subsidiaries or Affiliates (including the Conveyed Companies) of, any refund or credit with respect to Taxes (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Tax period or portion thereof ending on or before the Closing Date relating to the Conveyed Companies or any Asset Selling Corporation; provided, however, that (i) Purchaser and the Conveyed Companies shall be entitled to retain, or receive immediate payment from Pfizer of, any such refund or credit to the extent that such refund or credit arises as a result of the use or application (as provided in Section 8.04(d)) of any net capital loss, foreign tax credit, research and development credit or other item of the Conveyed Companies for any period following the Closing Date to any period of the Conveyed Companies ending on or before the Closing Date; and (ii) to the extent that Pfizer or any of its Affiliates (other than the Conveyed Companies) would, but for the carryback by the Conveyed Companies of any such net capital loss, foreign tax credit, research and development credit or other item, be entitled to a refund or credit in respect of any net capital loss, foreign tax credit, research and development credit or other item of Pfizer or any of Pfizer’s Affiliates (other than the Conveyed Companies), Pfizer shall be entitled to receive immediate payment from Purchaser of any such amount to the extent Purchaser has previously received a refund or credit from a carryback to Pfizer’s return, provided that to the extent that Pfizer or any of Pfizer’s Affiliates is entitled to a refund or credit in respect of any such net capital loss, foreign tax credit or research and development credit of Pfizer or any of Pfizer’s Affiliates in another tax period as a result of such carryback by the Conveyed Companies, Purchaser and the Conveyed Companies shall be entitled to receive immediate payment from Pfizer of any such refund or credit. Purchaser and the Conveyed Companies shall be entitled to retain, or receive immediate payment from Pfizer of, any refund or credit with respect to Taxes with respect to any taxable period beginning after the Closing Date relating to any of the Conveyed Companies. Purchaser and Pfizer shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period in a manner consistent with the principles set forth in Section 8.04(g)(iii).

(f) Tax Cooperation. Each of Purchaser and Pfizer shall provide each other with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Conveyed Companies or the Asset Selling Corporations. Pfizer shall, within 60 days after the Closing Date, provide or cause to be provided to Purchaser a tax balance sheet reflecting the value of each asset transferred to or owned by Healon AB which asset values shall equal the values used by Pfizer, Healon AB or their respective Affiliates in preparing and filing their Swedish Tax Returns.

(g) Tax Indemnification.

(i) Pfizer shall indemnify, defend and hold Purchaser and its Affiliates (including the Conveyed Companies) harmless from and against all Losses arising from (A) all Liability for Taxes of the Conveyed Companies or with respect to the Purchased Assets for any Pre-Closing Period, (B) all Liability from any breach of Pfizer’s representations and warranties contained in Section 6.16 to the extent such Liability relates to (1) Taxes of the Conveyed Companies or the Purchased Assets for any Pre-Closing Period and (2) in the case of Pharmacia Groningen B.V., corporate income tax and value-added tax for the Pre-Closing Period of the fiscal unity to which it belonged during such period; (C) all Liability (as a result of Treasury Regulation Section 1.1502-6(a) and any analogous provisions of foreign laws including the Dutch Tax Collection Act (“Invorderingswet 1990”) or otherwise) for Income Taxes and, with respect to the Netherlands, for all Taxes, of Pfizer or any other Person (other than the Conveyed Companies) which is or has ever been affiliated with the Conveyed Companies, or with whom the Conveyed Companies otherwise join or have ever joined (or are or have ever been required to join) in filing any consolidated, combined or unitary domestic or foreign Tax Return, prior to the Closing; (D) any and all Taxes relating to any bulk sale or bulk transfer laws or similar laws with respect to the Asset Selling Corporations for a Pre-Closing

Period; (E) any other claim for Taxes for a Pre-Closing Period for which Pharmacia Groningen B.V. is held secondarily liable for Taxes and for which another Person is primarily liable; and (F) all Liability for any breach of Pfizer’s covenants in Sections 8.02(k) and 8.04 relating to Taxes; provided, however, that (i) to the extent such Losses are with respect to legal, accounting and appraisal fees and expenses, such amounts must be reasonable, (ii) Pfizer’s indemnity obligation for Taxes pursuant to this Section 8.04(g)(i) shall be reduced by refunds of Taxes (excluding carrybacks from post-Closing Date years to the extent permitted hereunder) with respect to such periods that end on or before the Closing Date that are received after the Closing Date by Purchaser or any of its Affiliates and not previously remitted to Pfizer and (iii) in the event that the Healon Business Drop Down has not been completed on or before the Closing, any Liability for Taxes related to the Healon Business Drop Down shall be regarded as being for a Pre-Closing Period. Notwithstanding anything to the contrary in Section 8.04(g), Pfizer shall not indemnify, defend or hold harmless Purchaser or any of its Affiliates from any Losses arising from any liability for Taxes that are (a) attributable to any Purchaser Tax Act; or (b) to the extent of any net operating or capital loss carryforwards of the Conveyed Companies directly reduce such liability for such Taxes or (c) incurred by virtue of a change in the use of any property of a Conveyed Company resulting in an obligation to adjust value-added Taxes if such change is made after the Closing Date. Furthermore, Pfizer’s obligation to indemnify, defend and hold harmless Purchaser and its Affiliates from Losses as set forth in Section 8.04(g) shall terminate effective 60 days after the expiration of the applicable statute of limitations (including extensions) in respect of such Losses; provided, further, with respect to a Tax Claim for which a claim for indemnification under Section 8.04(g) has been made by Purchaser or its Affiliates (including the Conveyed Companies), with reasonable specificity, by written notice given under Section 8.04(i)(A), Pfizer’s indemnification obligation shall continue until the date of a final determination of such Tax Claim.

(ii) Purchaser shall, and shall cause the Conveyed Companies to, indemnify, defend and hold Pfizer and its Affiliates harmless from and against all Losses arising from: (A) any Liability for Taxes of the Conveyed Companies except to the extent Pfizer is otherwise required to indemnify Purchaser for such Tax pursuant to Section 8.04(g)(i); (B) any Liability for Taxes that is attributable to a Purchaser Tax Act; and (C) any Liability for any breach of Purchaser’s covenants in this Section 8.04 relating to Taxes; provided, however, that (i) Purchaser’s indemnity obligation for Taxes pursuant to clauses (B) and (C) shall include any additional Taxes arising as a result of a reduction in the amount of foreign tax credits that are available to Pfizer (computed as if Pfizer could have fully utilized all available foreign tax credits), (ii) the Purchaser indemnity obligation with respect to clause (B) shall cease to apply with respect to Purchaser Tax Acts (1) relating to Healon AB occurring after the 3rd anniversary of the Closing Date and (2) relating to Pharmacia Groningen B.V. occurring after the 5th anniversary of the Closing Date and (iii) to the extent such Losses are with respect to legal, accounting and appraisal fees and expenses, such amounts must be reasonable. Purchaser’s obligation to indemnify, defend and hold harmless Pfizer and its Affiliates from any such Loss shall terminate effective 60 days after the expiration of the applicable statute of limitations (including extensions) in respect of such Losses; provided, further, with respect to a Tax Claim for which a claim for indemnification under Section 8.04(g) has been made by

Pfizer or its Affiliates, with reasonable specificity, by written notice given under Section 8.04(i)(A), Purchaser’s indemnification obligation shall continue until the date of a final determination of such Tax Claim.

(iii) In the case of any Straddle Period:

(A) The periodic Taxes of the Conveyed Companies or with respect to the Purchased Assets that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”) shall be computed based upon the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire Tax period; and

(B) Taxes of the Conveyed Companies or with respect to the Purchased Assets for the Pre-Closing Tax Period (other than Taxes described in Section 8.04(g)(iii)(A) above) shall be computed as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes of the Conveyed Companies attributable to the ownership by the Conveyed Companies of any equity interest in any partnership or other “flowthrough” entity, as if a taxable period of such partnership or other “flowthrough” entity ended as of the close of business on the Closing Date.

(iv) Any indemnity payment required to be made pursuant to this Section 8.04(g) shall be made within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than 5 Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant taxing authority (including estimated Tax payments); provided that any indemnity payment for Taxes that are with respect to non-Income Taxes and are required to be filed by Purchaser on a separate Tax Return basis for any Tax period ending on or before the Closing Date shall be made within 10 days after the Purchaser or its Affiliates makes written demand upon Pfizer, but in no case earlier than 5 Business Days prior to the date on which such Taxes are required to be paid to the relevant taxing authorities.

(v) Any indemnity payment made pursuant to this Section 8.04 shall be treated as an adjustment to the price paid by Purchaser for the relevant Conveyed Company or the Purchased Assets, as the case may be, for Tax purposes, unless a final determination with respect to the indemnified party or any of its Affiliates causes such payment to be treated other than as an adjustment to the purchase price for Tax purposes.

(h) Timing Adjustment. In the event that a final determination (which shall include the execution of an IRS Form 870-AD or successor form) results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase Pfizer’s liability for Taxes pursuant to this Section 8.04 or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase Purchaser’s or its Affiliates’ liability for Taxes pursuant to this Section 8.04, Purchaser or Pfizer, as the case may be, shall promptly make payments to Pfizer or Purchaser as and when Purchaser or Pfizer, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). Such Tax benefit for federal, state and local and non-U.S. Income Tax purposes shall be computed for any year using Purchaser’s or Pfizer’s, as the case may be, actual Tax liability with and without giving effect to such timing difference.

(i) Tax Contests.

(A) If a claim shall be made by any taxing authority (a “Tax Claim”) which, if successful, might result in an indemnity payment to Purchaser or Pfizer or any of their Affiliates pursuant to Section 8.04, the indemnified party shall promptly notify the other party of such claim no later than 15 Business Days after such Tax Claim is made, or otherwise the indemnifying party will be released from any indemnification obligation hereunder with respect to such Tax Claim to the extent of the actual prejudice caused.

(B) With respect to any Tax Claim relating to a taxable period ending on or before the Closing Date or relating to or affecting a Consolidated Tax Return, Pfizer shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion in good faith pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Purchaser shall be entitled to be informed of (i) such Tax Claim within a reasonable time after such Tax Claim is asserted and (ii) the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding.

(C) Except as otherwise provided in Section 8.04(i)(B), Pfizer and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Conveyed Companies or relating to the Purchased Assets for any Straddle Period. Neither Pfizer nor Purchaser shall settle any such Tax Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

(D) Except as otherwise provided in Section 8.04(i)(B), Purchaser shall control all proceedings with respect to Taxes for any taxable period beginning after the Closing Date.

(E) Purchaser, the Conveyed Companies and each of their respective Affiliates, on the one hand, and Pfizer and its Affiliates, on the other hand, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. Purchaser shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section.

8.05. Employees and Employee Benefits.

(a) Employees (US) - Offer of Continued Employment; Severance.

(i) Subject to Section 8.05(f), Purchaser agrees to offer to continue employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee (US) that is still employed (or, in the case of Employees (US) employed by the Conveyed Companies, to cause the Conveyed Companies to offer to continue the employment of each of their Employees (US)) in the same or a “comparable position” (as defined in Section 8.05(a)(v)) and at a rate of “pay” (as defined below) at least equal to such Employee’s (US) rate of pay in effect on the Closing Date and with benefits that are “substantially comparable” (as defined below) to the employee benefits set forth on Schedule 6.17.

(ii) From 12:01 a.m. on the day immediately following the Closing Date through April 15, 2005, Purchaser shall provide severance benefits identical to those set forth in the Pharmacia Separation Benefit Plan attached as Schedule 8.05(a)(i) (the “Pharmacia Separation Benefit Plan”) to each Employee (US) that meets the eligibility criteria for benefits under the Pharmacia Separation Benefits Plan. For the two year period commencing on the Closing Date, Purchaser shall provide severance benefits in accordance with such other Pfizer severance plans or policies under which such Employee (US) would have been eligible to receive severance benefits; provided that, if an Employee (US) receives severance benefits pursuant to the Pharmacia Separation Benefit Plan, he or she shall not be eligible for severance benefits under any other severance plan, program or arrangement. Notwithstanding the foregoing, Purchaser or its Affiliates may terminate an Employee (US) without paying or otherwise providing severance benefits to such employee in accordance with such policy and practice if such employee is terminated, in the reasonable discretion of Purchaser or its Affiliates, “for cause” under the terms of the applicable plan.

(iii) Schedule 8.05(a)(iii) (which shall be provided by Pfizer five days prior to the Closing Date, to the extent Pfizer has at least 10 days advance notice of the scheduled Closing Date) shall set forth the name of each then-current Employee (US), and his or her current rate of pay, position and date of hire. Purchaser shall have no obligation whatsoever in relation to (A) former employees of the Business who are retired, or who are not or shall have ceased to be Employees (US) as of the Closing Date, or (B) employees who do not accept the offer of employment or continuation of employment given by Purchaser in accordance with this Section 8.05(a) and do not work for Purchaser or its Affiliates for at least one day, unless such employee is otherwise an Affected Employee. Purchaser shall be solely responsible for all salaries or wages (including commissions, bonuses, incentive pay, overtime, premium pay, shift differentials and severance pay) accruing after the Closing Date for services rendered and work performed for Purchaser with respect to the Affected Employees.

(iv) The following conditions of employment shall remain unchanged until the date immediately following the second anniversary of the Closing Date: (A) the pay and benefits comparability requirements described in Section 8.05(a)(v), and (B) the employee separation plan obligations described in Section 8.05(a)(ii). Notwithstanding anything to the contrary herein, on the date immediately following the second anniversary of the Closing Date, Purchaser shall provide pay and benefits and severance plans, programs and policies which are no less favorable than those provided to other similarly situated employees of Purchaser, as the case may be. Employees (US) shall also be provided credit by Purchaser for all service with Pfizer and its Affiliates, to the same extent as such service was credited for such purpose by Pfizer and its Affiliates, under (A) all employee benefit plans, programs, policies and fringe benefits of Purchaser described on Schedule 8.05(a)(v) for purposes of eligibility, vesting and benefit accrual, and (B) severance plans, programs and policies for purposes of calculating the amount of each such employee’s severance benefits; provided, however, that no such crediting of service shall result in a duplication of benefits.

(v) For purposes of this Section 8.05, references to “pay” shall include base pay plus bonus, rates for overtime, premium pay and shift differentials and comparable opportunity for commissions and cash incentive pay, but shall exclude retention and retention/performance allowances. For purposes of this Section 8.05, whether benefits are “substantially comparable” shall be determined pursuant to the analysis and procedures employed by Hewitt Associates in the report provided to the parties on or around April 15, 2004. The term “comparable position” shall mean comparable position, except that, with respect to Employees (US) eligible for benefits under the Pharmacia Separation Benefit Plan, the term “comparable position” shall be determined by reference to Section 2.06 of the Pharmacia Separation Benefit Plan, which is attached hereto in Schedule 8.05(a)(i).

(b) Qualified Plans.

(i) Pfizer sponsors the following Plans covering Employees (US) which are intended to be qualified under Section 401(a) of the Code (collectively, the “Pfizer Qualified Plans”): the Pharmacia Savings Plan and Pfizer Savings Plan (these two plans, collectively, the “Savings Plans”) and the Pharmacia Pension Plan and Pfizer Retirement Annuity Plan (these two plans, collectively, the “Retirement Plans”). Effective as of the Closing Date, the Seller Corporations shall cause each Affected Employee who is a participant in one or more Pfizer Qualified Plans to become one hundred percent (100%) vested in his or her accrued benefit under each such Plan.

(ii) Effective as of 12:01 a.m. on the day immediately following the Closing Date, each participant in a Pfizer Qualified Plan who is an Affected Employee shall cease to be an active participant under each such Plan, and shall become a participant in the Purchaser Qualified Plans listed on Schedule 8.05(b)(ii)(A) (such plans being collectively referred to as the “Purchaser Qualified Plans”); provided, that such Affected Employee shall not become a participant in a Purchaser Qualified Plan if such Affected Employee is not employed by Purchaser. Purchaser shall ensure that the Purchaser Qualified Plans will recognize the accrued service of Affected Employees, as set forth on Schedules 6.17(g)(i) and 6.17(g)(ii), with Pfizer and its Affiliates up to and including the Closing Date for all purposes, to the extent credited under the terms of the corresponding Pfizer Qualified Plan as in effect on the Closing Date; provided, however, that no such crediting of service shall result in a duplication of benefits. Schedules 6.17(g)(i) and 6.17(g)(ii), which shall be delivered at the Closing, sets forth a true and complete copy of such accrued service data. Purchaser shall assume all liabilities with respect to Employees (US) under Purchaser Qualified Plans for benefits accrued after the Closing Date.

(iii) If Purchaser maintains (or establishes) a Purchaser Qualified Plan that corresponds with the Savings Plans, Pfizer shall cause, subject to Purchaser’s receipt of satisfactory evidence that the applicable Pfizer Qualified Plans are in compliance with all applicable Laws, as soon as practicable after the Closing Date, the Savings Plans to transfer the account balance, in cash or such other medium as agreed to by Pfizer and Purchaser, of each Affected Employee to such corresponding Purchaser Qualified Plan as of the valuation date next preceding the date of transfer. Purchaser, on the one hand, and Pfizer, on the other hand, each agree to use commercially reasonable efforts and to cooperate with each other to effect as promptly as possible the transfers of assets contemplated by this Section 8.05(b)(iii), subject to Pfizer’s receipt of satisfactory evidence that the Purchaser Qualified Plans are in compliance with all applicable Laws. Such evidence shall include a current determination letter from the IRS and representations satisfactory to Pfizer from the administrators of the Purchaser Qualified Plans. If a current determination letter has not been obtained, Purchaser and its counsel shall provide a representation that the Purchaser Qualified Plans are qualified under Section 401(a) of the Code and that a timely application for a determination letter is pending and that Purchaser will take all necessary steps to secure a determination letter. Pfizer and Purchaser shall each bear their own individual costs regarding the transfer of assets contemplated by this Section 8.05(b)(iii).

(iv) Pfizer will give Purchaser reasonable access to records in its control necessary to administer the retirement benefits of Affected Employees transferred to the Purchaser Qualified Plans.

(c) Accrued Entitlements. Purchaser shall be responsible for all accrued but unused vacation Liabilities for Employees who become employed with Purchaser or its Affiliates as of the Closing Date consistent with Pfizer’s policies in respect thereof, to the extent such Liabilities have been properly accounted for on Pfizer’s financial statements.

(d) Welfare Plan Obligations. Commencing as of 12:01 a.m. on the day immediately following the Closing Date, Purchaser shall include those Affected Employees who become employed by Purchaser in its welfare plans and agrees to waive any waiting periods or limitations for preexisting conditions under its welfare benefits plans (including, without limitation, its medical, dental, life insurance, short-term and long-term disability plans), and any other similar plans, and shall ensure that such employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the Closing Date. Claims by an Affected Employee for welfare benefit plan services rendered on or after 12:01 a.m. on the day immediately following the Closing Date shall be the responsibility of the welfare benefit plan provided by Purchaser to such employees. Claims incurred for welfare benefit plan services for Affected Employees rendered prior to and including the Closing Date shall be the responsibility of the welfare benefit plan of Pfizer or the Seller Corporation which covered such employees prior to and including the Closing Date. Pfizer shall arrange for the transfer of information related to amounts paid toward deductibles, out-of-pocket limits or other fees as soon as reasonably practicable following the Closing Date but in any event within 30 days after the Closing Date.

(e) Employees (non-US) - Offer of Employment; Continued Employment; Severance. Except for Employees (non-US) in a country where the ARD has been implemented under local law, subject to Section 8.05(f), and to the extent employment with Purchaser or its Affiliates would not continue as a matter of law, Purchaser agrees to offer, or to cause one of its Affiliates to offer, to continue employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee (non-US) (or, in the case of Employees employed by the Conveyed Companies, to cause the Conveyed Companies to offer to continue the employment of each of their Employees (non-US)) at a rate of pay at least equal to such employee’s rate of pay in effect on the Closing Date and, subject to applicable Laws of the foreign countries and their political subdivisions, in the same or a comparable position and with benefits which shall be substantially comparable to such employee’s benefits which are in effect on the Closing Date. Schedule 8.05(e) (which shall be provided by Pfizer on the Closing Date) shall set forth the name of each Employee (non-US).

Other than with respect to matters the subject of Section 8.05(b)(iii) and except where the Laws of a country in which the ARD has been implemented require otherwise, Purchaser agrees that the pay, the substantially comparable benefits requirement, and the severance obligations for such Employees (non-US) shall remain unchanged until the date immediately following the second anniversary of the Closing Date, and that following such date, Purchaser or its Affiliates shall provide pay and benefits and severance plans, programs and policies which are no less favorable than those provided to other similarly situated employees of Purchaser or its Affiliates, as the case may be. Employees (non-US) shall also be provided credit by Purchaser or its Affiliates for all service with Pfizer and its Affiliates, to the same extent as such service was credited for such purpose by Pfizer and its Affiliates under (A) all employee benefit plans, programs, policies and fringe benefits of Purchaser or its Affiliates in which such Employee (non-US) is eligible to participate for purposes of eligibility, vesting and benefit accrual, and (B) severance plans, programs and policies for purposes of calculating the amount of each such employee’s severance benefits; provided, however, that no such crediting of service shall result in a duplication of benefits. This Section 8.05(e) shall be subject to such modification as are necessary to comply with applicable Laws of the foreign countries and their political subdivisions (including, without limitation, obligations to notify, consult with and/or obtain the consent of Employees (non-US) as may be applicable); and applicable labor agreements.

(f) Employees (US) and Employees (non-US) Absent on Disability or Leaves of Absence - Offer of Employment; Continued Employment; Severance. Except for Employees (non-US) in a country where the ARD has been implemented under local law, when an Employee (US) or Employee (non-US) who is, on the Closing Date, absent due to illness or on short-term disability (including maternity disability) or workers’ compensation seeks to return to active employment within the lesser of six months from the Closing Date or the end of the leave of absence available under Pfizer’s policies, Purchaser shall or shall cause one of its Affiliates to offer immediate employment to such employee in the same or a “comparable position” (as defined in Section 8.05(a)(v) hereof) to that which the employee occupied before such absence but only at such time that such employee is medically capable of performing the essential functions of the position occupied immediately before such absence. In addition, immediate employment in the same or a “comparable position” (as defined in Section 8.05(a)(v) hereof) will be offered by Purchaser or one of its Affiliates to those Employees (US) and Employees (non-US) returning from authorized leaves of absence such as parental, family and medical, and military leaves or other leaves where return to work is subject to statutory requirements. Such employees, returning from disability or leaves of absence, will be subject to the same pay, benefits, severance and all other policies, plans, programs and arrangements as stipulated in this Article VIII for similarly situated Employees (US) and Employees (non-US).

(g) No Third Party Beneficiaries. Nothing contained herein, expressed or implied, is intended to confer upon any Employee of any Seller Corporation or any of the Conveyed Companies any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Purchaser or any Affiliate of Purchaser for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Article VIII, are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

(h) Assumption of Plans. Purchaser shall not assume any Plan or any other employee benefit plan, program, agreement or arrangement that is maintained, contributed to, or required to be contributed to, by any Seller Corporation, except that Purchaser shall assume the German pension obligations to the extent included in Section 2.05(g). Purchaser shall not assume any Liabilities with respect to any Plan, including but not limited to (i) any Liability under Title IV of ERISA and (ii) any Liability to make contributions to a Plan pursuant to Section 412 of the Code or Section 302 of ERISA.

(i) Cooperation Pre-Closing. Pfizer and Purchaser agree to reasonably cooperate during the period prior to the Closing in order to effectuate the transition of employees from Pfizer and its Affiliates to Purchaser and its Affiliates, including but not limited to, the provision of reasonable information to allow Purchaser to implement payroll and benefits for such incoming employees.

(j) Continued/Reemployment with Pfizer. Purchaser will not be required to provide any severance pay or benefits to any Employee who remains employed with Pfizer or its Affiliates following the Closing (unless and until such Employee becomes employed by Purchaser under Section 8.05(f) above, in which case such Employee’s entitlement to severance pay and benefits shall be governed by the provisions of Section 8.05(a)(i) and (ii) above). Additionally, if within the three-month period following the Closing Date, Pfizer or its Affiliates employs or re-employs any Employee with respect to which Purchaser paid severance or provided severance benefits, Pfizer shall promptly indemnify Purchaser for such amounts.

(k) Assumption of Liabilities. Except as otherwise provided in this Section 8.05, Purchaser shall not assume: (i) any Liabilities with respect to any person that accrued or arose on or prior to the date such person became employed by Purchaser or its Affiliates; or (ii)

any Liabilities for benefits under any plan, program, policy or arrangement maintained by any of the Seller Corporations. Furthermore, Purchaser shall not assume any severance obligation with respect to Employees who are hired by Pfizer or its Affiliates in violation of the covenants contained in Sections 8.02(j) and (m). To the extent that Purchaser or its Affiliates assume any of the foregoing Liabilities or severance obligations automatically through operation of Law, Pfizer shall indemnify Purchaser for such Liabilities or severance obligations.

8.06. Certain Dividends, Etc. Notwithstanding anything to the contrary in this Agreement (including Section 8.02), each Conveyed Company will be permitted to distribute to Pfizer or any one or more of its designated Affiliates, effective as of the Closing Date, up to the amount of its retained earnings accrued through the Closing Date, but not in excess of cash on hand and in no event to be effected through any additional borrowings from Pfizer, any of its Affiliates or any third person. In addition, Pfizer and its Affiliates shall be permitted to continue to conduct their activities regarding cash management matters relating to the Business (including the collection and transfer of accounts receivable and disbursement of funds by Pfizer) in accordance with the practice in effect as of the date of this Agreement, except as may be affected by actions taken pursuant to Section 2.04 and as may be necessary to settle intercompany payables and receivables and to effect intercompany funding.

8.07. Resignations. At the Closing and except as otherwise requested by Purchaser in writing, Pfizer will deliver to Purchaser the resignations (effective on or prior to the Closing) of all directors of each of the Conveyed Companies from their positions as directors.

8.08. Bulk Transfer Laws. Purchaser acknowledges that the Seller Corporations have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws.

8.09. Non-competition.

(a) Subject to the provisions of this Section 8.09, Pfizer agrees that for a period of two (2) years from and after the Closing Date, Pfizer shall not, and it shall cause its Subsidiaries not to, compete, directly or indirectly, in any material respect with the Business as conducted as of the Closing Date (“Competitive Activity”); provided, however, that it shall not be deemed to be a violation of this Section 8.09(a) for Pfizer or any of its Subsidiaries: (i) to engage directly or indirectly in the research, manufacture or sale of any products listed on Schedule 8.09; (ii) to engage, directly or indirectly, in the research, manufacture or sale of any human pharmaceutical, human consumer healthcare, animal pharmaceutical or animal healthcare product or any medical device for the delivery of human or animal pharmaceutical products; (iii) to invest in or own any debt securities or other debt obligations; (iv) to invest in any third Person (including any corporation or mutual or other fund) which invests in, manages or operates a Competitive Activity, so long as Pfizer’s and its Subsidiaries’ aggregate investment is less than 10% of the outstanding ownership interest in such third Person and Pfizer and its Subsidiaries do not control such third Person or conduct the Competitive Activity; (v) to invest in, own an interest in, or acquire all or a majority of the stock or assets of any Person which is not engaged primarily in a Competitive Activity; (vi) to invest in securities having less than 10% of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system; (vii) to invest in any Person after the

Closing Date to the extent that Pfizer or a Subsidiary had, directly or indirectly, acquired, or had a right to acquire, such interest prior to the date of this Agreement, provided, however, that such investments shall be limited to having less than 5% ownership interest in such Persons; or (viii) to own any equity interests through any employee benefit plan or pension plan. For purposes of this Section 8.09, “engaged primarily in a Competitive Activity” shall mean that greater than 20% of the aggregate net revenue derived during the last complete fiscal year of such Person (calculated on a consolidated basis) is derived from the Competitive Activity. Each investment or acquisition made by Pfizer or its Subsidiaries which is subject to the provisions of this Section 8.09 must be permissible hereunder at the time of such investment; provided, however, that any such investment which was permissible when made cannot thereafter be the basis of a claim of violation of this Section 8.09.

(b) For a period of two (2) years from and after the Closing Date, Pfizer shall not, and it shall cause its Subsidiaries not to, directly or indirectly, induce or attempt to induce any officers, Employees, representatives or agents of Purchaser or any of its Affiliates engaged solely in the Business to leave the employ of Purchaser or any such Affiliate for employment with Pfizer or its Subsidiaries, or violate the terms of their Contracts, or any employment arrangements, with Purchaser or any such Affiliate; provided, however, that nothing in this Section 8.09(b) shall restrict or preclude Pfizer or any of its Subsidiaries from making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the Employees employed by the Business.

(c) Notwithstanding anything to the contrary in Section 8.09(a), Pfizer and its Subsidiaries shall not be deemed to have violated the restrictions contained in Section 8.09(a) in the event that Pfizer or any of its Subsidiaries acquires (by purchase of stock or assets, merger or otherwise) or invests in any Person engaged primarily in a Competitive Activity; provided, however, that Pfizer or such Subsidiary thereafter divests a portion of such Competitive Activity within 18 months from the date of purchase of such Person or assets so as to be in compliance with Section 8.09(a).

(d) Prior to the Closing, except as otherwise agreed in writing, neither Purchaser nor any of its Affiliates will offer or provide employment on a full-time or part-time or consulting basis to any individual employed by Pfizer or any of its Affiliates; provided, however, that nothing in this Section 8.09(d) shall restrict or preclude Purchaser or any of its Affiliates from employing personnel of Pfizer or any of its Affiliates who respond to a general solicitation of employment at their own initiative or who contact Purchaser for employment on their own initiative without any solicitation (other than a general solicitation) on the part of Purchaser.

(e) Pfizer and Purchaser acknowledge and agree that this Section 8.09 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement. Each of Pfizer and Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 8.09 are reasonable and proper. It is the desire and intent of the parties that the provisions of this Section 8.09 shall be enforced to the fullest extent permitted under applicable Law. If all or part of this Section 8.09 is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 8.09 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable Law.

8.10. Compliance with WARN Act, Etc. With respect to WARN Act or other similar Laws of any jurisdiction, Purchaser will timely give any notices or take any other actions as may be required thereunder.

8.11. Litigation Support. From and after the Closing, Purchaser and its Affiliates, on the one hand, and Pfizer and its Affiliates, on the other hand, will cooperate with each other in the defense or settlement of any Liabilities (including Product Claims) or lawsuits involving the Business for which they have responsibility under this Agreement by providing the other party and such other party’s legal counsel and other designated Persons access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business and its products as such other party may request, to the extent maintained or under the possession or control of the requested party. The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 8.11. Pfizer shall keep Purchaser informed of the status of the pendency of the relevant Liabilities and lawsuits involving the Business for which it has responsibility under this Agreement, will advise Purchaser of material issues involved in the litigation and will use commercially reasonable efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits. For so long as any Liabilities or lawsuits involving the Business for which Pfizer has responsibility under this Agreement remain outstanding, Purchaser will advise Pfizer of material issues involved in the lawsuits involving the Business for which it has responsibility and will use commercially reasonable efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits.

8.12. Insurance. As of the Closing Date, the coverage under all insurance policies related to the Business (other than such policies as are included in the Purchased Assets, if any, or such policies, if any, held by the Conveyed Companies and solely related to the Business and not shared with other Pfizer entities, unless such policies are reinsured or otherwise covered by the Pfizer Corporate Insurance Program) shall continue in force only for the benefit of the Seller Corporations and their Affiliates and not for the benefit of Purchaser. Purchaser agrees to arrange for its own insurance policies with respect to the Business covering all periods and agrees not to seek, through any means, to benefit from any of the insurance policies maintained by the Seller Corporations or their Affiliates which may provide coverage for claims relating in any way to the Business prior to the Closing.

8.13. Trade Notification. Pfizer and Purchaser shall agree on the method and content of the notifications to customers of the sale of the Shares and the Purchased Assets to Purchaser. Pfizer and Purchaser agree that said notifications are to provide sufficient advance notice of the sale and the plans associated therewith, with the objective of minimizing any disruption of the Business.

8.14. Products Received by Purchaser. If any products of the Business shipped and sold prior to the Closing are received by Purchaser or Purchaser’s agent within 60 days after the Closing and Purchaser (i) pays a customer claim related to any such returned product or (ii)

replaces such returned product for no additional charge to the customer, then Pfizer shall within 15 days after notification from Purchaser, reimburse Purchaser, in the form of credit against any amounts owing under the Transitional Services Agreement, for all customer claims made against, or products replaced at no additional charge by, Purchaser in the amounts associated with such returned products which are received by Purchaser, or Purchaser’s agent after the Closing.

8.15. Foreign Implementing Agreements. As promptly as practicable after the date hereof Pfizer and Purchaser shall cause the Foreign Implementing Agreements to be prepared and executed by their applicable Affiliates.

8.16. Audited Financial Information. As soon as reasonably practicable, but in no event later than 10 days after the date hereof, Pfizer shall deliver to Purchaser, at Purchaser’s sole cost and expense, an audited statement of the net assets to be sold in relation to the Business, and the related audited statement of direct revenues and direct operating expenses in relation to the Business, for the 12 months ended December 31, 2003 for the U.S. operations and the 11 months ended November 30, 2003 for the international operations, together with the notes thereto and the audit report thereon of KPMG LLP (the “2003 Audited Financial Information”).

8.17. Quarterly Financial Statements; Monthly Sales Information.

(a) During the period from January 1, 2004 to the Closing Date, Pfizer shall, no later than 30 days following the end of each quarter, prepare and deliver to Purchaser, upon completion, copies of (i) an unaudited statement of the net assets to be sold in relation to the Business for the quarter then ended and (ii) the related unaudited statement of direct revenues and direct expenses in relation to the Business for the quarter then ended (the “Quarterly Financial Statements”). Purchaser acknowledges that the Quarterly Financial Statements to be delivered pursuant to this Section 8.17(a) will include a one month lag of data in respect of the international operations of the Business, consistent with the treatment of the international operations of the Business in the 2003 Unaudited Financial Statements previously provided to Purchaser.

(b) During the period from the date of this Agreement to the Closing Date, Pfizer shall, no later than 7 days following the end of each month, prepare and deliver to Purchaser, copies of the sales information relating to the Business, for the month then ended.

8.18. Healon Business Drop Down. Prior to the Closing, in accordance with the provisions of the Healon Business Drop Down Documents and all applicable Laws and regulations, Pfizer shall, or shall cause its Subsidiaries to, contribute to Healon AB the assets, properties and rights of the Business, as currently conducted in Sweden (the “Swedish Business”), as would be deemed to be Purchased Assets if such assets, properties and rights were transferred by an Asset Selling Corporation to Purchaser under Section 2.02 hereof, and Pfizer shall cause Healon AB to assume only those Liabilities of the Swedish Business as would be deemed to be Assumed Liabilities under Section 2.05 hereof and shall not assume any Liabilities that would be deemed Retained Liabilities. To the extent that any of the provisions of the Healon Drop Down Documents are contrary to the provisions of this Agreement, Pfizer and Purchaser agree that the provisions of this Agreement shall govern in all respects, including with respect to payment and indemnification. In such case, Pfizer and Purchaser agree to take appropriate actions to fulfill the intent of this Agreement, including the transfer of such assets and assignment of such liabilities as may be required under this Agreement. Pfizer agrees that it will not amend or modify the Healon Drop Down Documents in any manner that would adversely affect the rights and obligations of Purchaser under this Agreement. Pfizer shall, and shall cause the Stock Selling Corporations to, fulfill the information and negotiation obligations and other obligations to consult and inform the relevant trade unions in accordance with applicable Laws and regulations prior to the Healon Business Drop Down and the transfer of the Employees.

8.19. Rooster Comb Agreements. Prior to the Closing, Pfizer will use commercially reasonable efforts to introduce Purchaser to appropriate representatives of the counterparties to the Rooster Comb Agreements, and cooperate with Purchaser, at Purchaser’s expense, with the view to enabling Purchaser to negotiate its own arrangements for the provision of any services which Purchaser wishes to procure from the applicable counterparties or to amend and extend the term of the Rooster Comb Agreements.

8.20. Intercompany Receivables. Prior to the Closing Date, Pfizer shall, to the extent practicable, cause all intercompany receivables and all intercompany payables as at Closing to be paid or otherwise discharged in full. The net effect of the remaining intercompany payables and intercompany receivables to be transferred to Purchaser will be zero. Pfizer shall be responsible for any tax Liability arising from the actions taken pursuant to this Section 8.20.

8.21. Information and Consultation Requirements. Except as set forth on Schedule 8.21, Pfizer and its Affiliates and Purchaser and its Affiliates have complied with and shall continue to comply with, and Pfizer and Purchaser shall cause its Affiliates to comply with, all applicable Laws (for example, the Dutch Works Councils Act (Wet op de Ondernemingsraden)) or contractual or other obligations relating to the notification of, consultation with, and/or the receipt of any approval necessary to any of the transactions contemplated by this Agreement from, any employees or any works council, labor union or organization, or any similar body representing employees and/or consisting of employees. Pfizer and Purchaser will each use their best endeavors to provide the other party with all information reasonably necessary in order to support the other party’s compliance with all applicable Laws relating to the matters described in this Section 8.21.

8.22. Covenant Not to Sue. Purchaser hereby agrees not to commence any litigation, action or other proceeding against Pfizer or its Affiliates based upon or arising from the matters set forth in item 5 in Schedule 6.08, which matters shall be the subject of releases executed by Purchaser and delivered to Pfizer and its Affiliates at the Closing.

8.23. Return of Non-Public Information. Immediately after the date of this Agreement, Pfizer shall request, and shall cause its Affiliates to request, the prompt return or destruction of all non-public information furnished to any person (other than Purchaser and its Affiliates and representatives) pursuant to any confidentiality agreement entered into by Pfizer, its Affiliates or its representatives with such persons relating to a potential acquisition of assets or securities of the Business or any portion thereof, or a merger, consolidation or other business combination involving any of the Conveyed Companies or Asset Selling Corporations and certify to Purchaser that such return or destruction has occurred.

8.24. Access to Facilities.

Prior to the Closing, and to the extent not possible, as soon as possible following the Closing, at Pfizer’s sole cost and expense, Pfizer shall obtain (or cause its Subsidiaries to obtain), and deliver to Purchaser written evidence reasonably acceptable to Purchaser of, all licenses, permits, applications, approval, authorizations, variances and other entitlements (and shall pay any and all fees, fines and/or penalties in connection therewith or related to the fact that there exist no licenses, permits, applications, approvals, authorizations, variances or other entitlements prior to such delivery) relating to the access road illustrated on Schedule 8.24 (the “Access Road”), so as to permit any owner of the Facility, and all guests, invitees and employees of the Facility or its owner, to use such Access Road as a right of way for ingress and egress to and from the Facility at all times and at no cost to Purchaser or any such owner or user (collectively, the “Road Approvals”). After the Closing, until such time as the Road Approvals have been obtained and written evidence of the same reasonably acceptable to Purchaser has been delivered to Purchaser (and, in the event that the Road Approvals cannot be obtained), Pfizer shall, at its sole cost and expense, obtain an easement registered at the court to afford and allow (or cause its Subsidiaries to afford and allow) Purchaser, its affiliates and all guests, invitees and employees of the Facility or Purchaser, full use of the alternate road illustrated on Schedule 8.24 (the “Alternate Road”) as a right of way of purposed of ingress and egress to and from the Facility at all times and at no cost to Purchaser or any such user. After the Road Approvals have been obtained and written evidence thereof provided to the Purchaser, Purchaser, its affiliates and all guests, invitees and employees of the Facility or Purchaser shall cease using such Alternate Road and Purchaser shall take all necessary actions and execute all such documents at Pfizer’s expense to remove or de-register such easement.

ARTICLE IX

INDEMNIFICATION

9.01. Indemnification by Pfizer.

(a) Subject to the provisions of this Article IX, Pfizer agrees to defend, indemnify and hold harmless Purchaser and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns from and against any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs or damages (collectively, a “Loss” or, the “Losses”) arising directly from (i) any Retained Liability, (ii) any breach by Pfizer of any of its covenants or agreements in this Agreement, (iii) any breach of any representation or warranty of Pfizer contained in this Agreement, (iv) any non-compliance with bulk transfer or similar Laws to the extent the underlying obligation to the creditor is not an Assumed Liability or (v) those Liabilities and Losses arising under subparagraphs (i) to (v) of the definition of Excluded Environmental Liabilities.

(b) Purchaser acknowledges and agrees that Pfizer shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any of its Affiliates after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(c) Nothing in this Article IX shall be construed to impose Liabilities with respect to Taxes, and no provision of this Article IX shall be interpreted as altering the rights and responsibilities of the parties under Section 8.04.

9.02. Indemnification by Purchaser.

(a) Subject to the provisions of this Article IX, Purchaser agrees to defend, indemnify and hold harmless Pfizer, the other Seller Corporations, their respective Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns from and against any and all Losses claimed or arising directly from (i) any Assumed Liability, (ii) any breach by Purchaser of any of its covenants or agreements in this Agreement, (iii) any breach of any representation or warranty of Purchaser contained in this Agreement or (iv) events occurring on or after the Closing Date in connection with the Business, the Purchased Assets, or the Shares including the use, ownership, possession, operation or occupancy of any Facility, Leased Real Property or Real Property, the Intellectual Property of the Business, the Purchased Assets, or the Shares from and after the Closing Date.

(b) Pfizer shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(c) Nothing in this Article IX shall be construed to impose Liabilities with respect to Taxes.

9.03. Notice of Claims.

(a) If any of the Persons to be indemnified under this Article IX (the “Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify the party from whom indemnification is sought (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any action at Law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to claim any Liability as a Loss under this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and tender to the Indemnifying Party the defense of such action or suit. A failure by the Indemnified Party to give notice and to tender the defense of the action or suit in a timely manner pursuant to this Section 9.03 shall not limit the obligation of the Indemnifying Party under this Article IX, except (i) to the extent such Indemnifying Party is prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided, and (iii) as provided by Section 9.05.

(b) Except when a notice, report or other filing must be filed immediately as required by applicable Environmental Laws, the Indemnified Party will provide notice and an opportunity to comment to the Indemnifying Party before the Indemnified Party files any Required Governmental Report or any other report, notification or filing with any Governmental Authority or third party in connection with an event that would be reasonably likely to result in a Loss subject to the indemnification provisions of this Article IX. In the event the Indemnified Party is required to file a Required Governmental Report or any other report, notification or filing immediately, the Indemnified Party will provide simultaneous notice to the Indemnifying Party when it files such report with the Governmental Authority.

9.04. Third Party Claims.

(a) The Indemnifying Party under this Article IX shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim, action, suit or proceeding (a “Third Party Claim”), and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b) The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

9.05. Expiration.

(a) Notwithstanding anything to the contrary in this Agreement, if the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate delivered pursuant to Exhibit A or B shall survive the Closing. Notwithstanding the foregoing, all representations and warranties made herein or in any certificate delivered pursuant to Exhibit A or B, and all indemnification obligations under Sections 9.01(a)(iii) and 9.02(a)(iii) with respect to any such representation or warranty, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after 18 months following the Closing Date, unless prior to such time a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given under Section 9.03.

(b) As to indemnification obligations under Section 9.01(a)(v) with respect to subparagraphs (ii), (iii) and (v) of the definition of Excluded Environmental Liabilities, such obligations shall terminate and expire on, and no action or proceeding seeking damages, relief or indemnity with respect thereto shall be commenced after, the third anniversary of the Closing Date, unless prior to such date claims shall have been made against the Indemnified Party and written notice thereof shall have been given to Pfizer under Section 9.03.

9.06. Certain Limitations.

(a) Notwithstanding the other provisions of this Article IX, Pfizer shall not have any indemnification obligations for Losses under Section 9.01(a)(iii), unless the aggregate amount of all such Losses exceeds $4.5 million, in which event Pfizer shall be required to pay the amount of such Losses which exceeds $4.5 million, but only up to a maximum amount of $90 million, except with respect to Losses related to breaches of the representations set forth in Section 6.02 and 6.03 of this Agreement, for which there shall be no maximum amount.

(b) Notwithstanding the other provisions of this Article IX, Pfizer shall not have any indemnification obligations for Losses under Section 9.01(a)(v) in respect to subparagraphs (ii), (iii) and (v) of Excluded Environmental Liabilities unless the extent of the Loss exceeds, in the aggregate, $3,000,000.

9.07. Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 9.01 or 9.02 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each Person named and source identified in clauses (i) and (ii), a “Collateral Source”), and (iii) an amount equal to any tax benefit that resulted in an actual reduction in cash payments for Taxes in the same fiscal year such Losses were incurred by the Indemnified Party in connection therewith. Indemnification under this Article IX shall not be available unless the Indemnified Party first uses commercially reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder from any payment required under Sections 9.01 or 9.02 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment.

9.08. Sole Remedy/Waiver. The parties hereto acknowledge and agree that the remedies provided for in this Agreement shall be the parties’ sole and exclusive remedy with respect to the subject matter of this Agreement. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Pfizer, the other Seller Corporations or any of their respective Affiliates, or Purchaser or any of its Affiliates, as

the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).

9.09. Indemnification Procedures for Remedial Actions.

(a) Pfizer shall have the right but not the obligation to conduct and control the management of a Remedial Action at a property owned by a Conveyed Company or included in the Purchased Assets that is subject to indemnification pursuant to this Agreement. Pfizer must notify Purchaser, within 30 days of receipt of notice of Purchaser’s claim for indemnification for such matter, (i) that it intends to undertake said responsibility or (ii) that more information is needed from Purchaser before Pfizer can reasonably determine that Purchaser’s claim is subject to indemnification pursuant to this Agreement. Purchaser shall promptly respond to such requests for information (to the extent such information is reasonably available to Purchaser) and, within 30 days of receipt of such information, Pfizer shall notify Purchaser as to whether it shall undertake the Remedial Action. Prior to a determination by Pfizer that it will undertake a Remedial Action pursuant to this Section 9.09, Purchaser shall take only those actions necessary or which can reasonably be expected to be necessary to comply with applicable Environmental Laws or address conditions that pose an immediate and acute health risk (unless additional actions are approved by Pfizer).

(b) In undertaking a Remedial Action pursuant to this Section 9.09, Pfizer shall, at its own expense, retain a qualified independent environmental consultant, which consultant shall be subject to Purchaser’s approval (such approval not to be unreasonably delayed or withheld). Pfizer shall consult with Purchaser in all material aspects of the Remedial Action. Pfizer shall (i) undertake such Remedial Action to meet the Applicable Remedial Action Standards in a prompt and expeditious fashion, provided that Pfizer may exercise its rights, including its due process right, to contest any requirement imposed or determination made by a Governmental Authority with respect to the contemplated Remedial Action; and (ii) not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate Governmental Authority that no further investigation or remediation is necessary with respect to the matter that is the subject of the indemnification claim to meet the Applicable Remedial Action Standards or, if no Governmental Authority is involved in such matter, a good faith determination from its environmental consultant that no further investigation or remediation is required to bring the applicable property into conformance with Applicable Remedial Action Standards. Pfizer shall comply with all applicable Laws, including all applicable Environmental Laws, pertaining to its performance of Remedial Action pursuant to this Section 9.09. Pfizer shall provide copies to Purchaser of all written notices, final submissions, final work plans, and final reports and shall give Purchaser a reasonable opportunity given the circumstances (at Purchaser’s own expense) to comment on any submissions Pfizer intends to deliver or submit to the appropriate Governmental Authority prior to said submission. Purchaser may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Pfizer, and Purchaser shall provide Pfizer with the results of all such monitoring. Notwithstanding the above, Purchaser shall not take any actions that shall unreasonably interfere with Pfizer’s performance of the Remedial Action. Pfizer shall undertake any such work required herein in a manner designed to minimize any disruption, to the greatest extent possible, with the conduct of operations at the Conveyed

Companies. Purchaser shall allow Pfizer reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Pfizer in the performance of the Remedial Action, including providing Pfizer with reasonable access to employees and documents as necessary.

(c) If Pfizer declines to undertake the performance of a Remedial Action as provided in Section 9.09(a), Purchaser shall be entitled to undertake the Remedial Action to meet the Applicable Remedial Action Standards. Purchaser shall retain a qualified independent environmental consultant, which consultant shall be subject to Pfizer’s approval (such approval not to be unreasonably delayed or withheld). Purchaser shall promptly provide copies to Pfizer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Pfizer a reasonable opportunity (at Pfizer’s own expense) to comment on any submissions Purchaser intends to deliver or submit to any appropriate Governmental Agency prior to said submission. Pfizer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Purchaser, and Purchaser shall provide to Pfizer the results of all such field work. Notwithstanding the above, Pfizer shall not take any actions that shall unreasonably interfere with Purchaser’s performance of the Remedial Action. Pfizer’s decision to allow Purchaser to undertake Remedial Action hereunder shall not limit or affect Pfizer’s obligation to indemnify Purchaser for said Remedial Action to the Applicable Remedial Action Standards as otherwise provided in this Agreement.

9.10. Limitation on Indemnification for Claims for Remedial Action. Notwithstanding anything to the contrary in this Agreement, Pfizer’s indemnification obligations under Section 9.01 hereof in respect of subsection (ii) of the definition of Excluded Environmental Liabilities and the matter described on Schedule 9.11 are subject to the provisions of this Section 9.10. Pfizer shall be responsible for the cost of such Remedial Action only to the extent necessary to meet the least stringent, most cost-effective standard required by applicable Environmental Laws consistent with the industrial/commercial use of the Facility as of the Closing Date, or a standard pursuant to applicable Environmental Laws acceptable to the relevant Governmental Authorities making a claim for Remedial Action (the “Applicable Remedial Action Standard”). Pfizer shall not be responsible for those costs incurred in connection with a Remedial Action to the extent such costs are caused by (A) a Release of Hazardous Materials in connection with Purchaser’s operation of the Business or (B) Purchaser’s negligent, knowing or reckless action resulting in the exacerbation of environmental conditions otherwise subject to the indemnification pursuant to this Agreement or (C) the Purchaser’s initiation of Remedial Action by Purchaser or at the request of a third party in the absence of a requirement of Environmental Law after the Closing Date.

9.11. Certain Matter. Pfizer shall, at its sole cost and expense, conduct and control the management of the Remedial Action with respect to the matter described in Schedule 9.11 in the manner prescribed by Section 9.09 and 9.10 hereof. The parties agree that, with respect to such matter, any and all notification requirements set forth in Sections 9.03(a) and 9.09(a)(i) shall be deemed satisfied and accordingly waive any and all claims based upon the adequacy or sufficiency of notice relating to such matter. It being understood that in the event that Pfizer’s conduct of Remedial Action at the nearby Diagnostics Facility caused certain Hazardous Materials currently being remediated at that facility (collectively, “Diagnostic

Hazardous Materials”) to become present at the Healon Facility in violation of applicable Environmental Laws, then Pfizer’s responsibility for Remedial Action under this Section 9.11 shall be deemed to include the Diagnostics Hazardous Materials as well. The parties hereby waive all notice requirements with respect to Remedial Action conduct pursuant to the discovery, if occurring, of Diagnostics Hazardous Materials at the Healon Facility.

9.12. Procedures and Limitations for Corrective Actions.

(a) With respect to matters covered under subparagraph (iii) of the definition of Excluded Environmental Liabilities that are subject to indemnification hereunder, Purchaser shall have the right, consistent with applicable Environmental Law and subject to the limitations in this Agreement and as set forth herein, to determine and implement the appropriate actions to correct any failures to comply with applicable Environmental Law in effect as of the Closing Date. Purchaser shall consult with Pfizer in all material respects in connection with undertaking said corrective actions; shall provide Pfizer with copies of all material correspondence submitted to and received by any governmental authorities with respect to such matters; and shall provide Pfizer with a reasonable opportunity to comment on any material, prior to their submissions to governmental authorities, with respect to such matters, including corrective action proposals.

(b) Without limiting the foregoing, Pfizer shall not be obligated to indemnify Purchaser for those costs incurred in connection with the implementation of a corrective action that are in excess of the costs that would be incurred to achieve the minimum corrective action required to comply with applicable Environmental Law in effect as of the Closing Date, provided, that (i) the minimum corrective action for purposes of this section shall be sufficient to allow Purchaser to operate the Facilities in a manner and at a level of production that is consistent with the operations of the Facilities during the 12 month period prior to the date of this Agreement and (ii) notwithstanding the foregoing subclause (i), Pfizer’s obligations under this Section 9.12, shall be only up to an maximum aggregate amount in respect to all such indemnifiable corrective action items of $5,000,000. It being understood that to the extent that Purchaser chooses to implement a corrective action that goes beyond this standard, including, without limitation, implementing a corrective action that allows for an expansion in operations at a Facility or that is required to achieve compliance with Environmental Law that does not become applicable to a Facility until after the Closing Date, Pfizer shall not be responsible for the additional or excess costs associated with such corrective action.

(c) For avoidance of doubt, corrective action contemplated by this Section 9.12 and within the meaning of the subparagraph (iii) of the definition of Excluded Environmental Liabilities (i) shall include the emissions reduction measure(s), if any, required to be implemented at the Groningen Facility by the competent Governmental Authority pursuant to its review of the Groningen VOC Emissions Study. The application of conditions and limitations of this Section 9.12 to this subsection (c)(i) shall be without regard to the Groningen Facility’s compliance, or the lack thereof, with those Environmental Law and Environmental Permit requirements applicable to those emissions that are the subject of the Groningen VOC Emissions Study at the time of the selection of the reduction measures; and (ii) shall not include any Remedial Action.

9.13. No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR DIMINUTION IN VALUE OR LOST PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER.

ARTICLE X

TERMINATION

10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Purchaser and Pfizer, acting as agent for the Seller Corporations;

(b) by either Purchaser or Pfizer, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to December 31, 2004 (the “Outside Date”); provided, however, that if on the Outside Date the condition to Closing set forth in Section 5.01(b) shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of the condition to Closing set forth in Section 5.01(b), then the Outside Date shall be extended to March 31, 2005 if Parent or Pfizer notifies the other on or prior to December 31, 2004 of its election to extend the Outside Date to March 31, 2005; provided, further, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

(c) by either Purchaser or Pfizer if any court of competent jurisdiction or other competent Governmental Authority of the United States of America, the United Kingdom, Germany, Italy, Spain, Sweden or the Netherlands shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and non-appealable; or

(d) by Pfizer, by giving five (5) Business Days prior written notice of such termination to Purchaser at any time subsequent to September 30, 2004, if the Closing shall not have occurred on or prior to the date of Pfizer’s notification solely as a result of the non-satisfaction of Section 5.01(a) or Section 5.01(b) hereof and Pfizer reasonably and in good faith believes, after consulting with counsel, that there is a reasonable likelihood that Purchaser and Pfizer will not be able to satisfy the conditions set forth in Section 5.01(a) and Section 5.01(b) hereof prior to the Outside Date.

10.02. Effect of Termination.

(a) If this Agreement is terminated in accordance with Section 10.01, this Agreement shall thereafter become null and void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 10.02 and in Sections 8.01(a) (“Information and Documents”), 11.01 (“Notices”), 11.07 (“Public Disclosure”), 11.08 (“Return of Information”), 11.09 (“Expenses”) and 11.11 (“Governing Law; Jurisdiction”) hereof, and except that nothing herein will relieve any party from Liability for any breach of any covenant set forth in this Agreement prior to such termination.

(b) If this Agreement is terminated and at such time any party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other party may have hereunder or otherwise under applicable Law. The damages recoverable by the non-defaulting party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(c) If this Agreement is terminated pursuant to Section 10.01(d), then Pfizer shall reimburse Purchaser for all of Purchaser’s reasonable out-of-pocket expenses, up to an aggregate maximum amount of $5,000,000, incurred in connection with the transactions contemplated hereby through the period up to and including the date upon which the termination occurs, such amount to be payable by wire transfer of immediately available funds promptly following Pfizer’s receipt of adequate documentation of such expenses.

(d) If this Agreement is terminated in accordance with Section 10.01, (i) Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser’s ability to solicit any Employee to join the employ of Purchaser or any of its Affiliates shall be extended to a period of 1 year from the date of termination of this Agreement, and (ii) Pfizer agrees that the prohibition in Section 8.09(b) restricting Pfizer’s ability to solicit any Employee to join the employ of Pfizer or any of its Affiliates shall be extended to a period of 1 year from the date of termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To any Seller Corporation:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Telephone: (212) 733-4935

Facsimile: (212) 808-8924

Attn: David Reid, Esq.

Special Legal Advisor

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Telephone: 212-310-8702

Facsimile: 212-310-8007

Attn: Raymond O. Gietz, Esq.

To Purchaser:

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92799

Telephone: (714) 247-8200

Facsimile: (714) 247-8679

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Telephone: (213) 687-5000

Facsimile: (213) 687-5600

Attn: Brian J. McCarthy, Esq.

11.02. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Pfizer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.03. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement including by sale of stock, operation of Law in connection with a merger or sale of all or substantially all of the assets of such party without the prior written consent of the other party hereto, except that Purchaser may without such consent assign its rights to purchase the Shares and the Purchased Assets hereunder to one or more of its Affiliates; provided, however, that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.

11.04. Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and (ii) any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

11.05. Fulfillment of Obligations; Cooperation.

(a) Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

(b) On or after the Closing Date, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

(c) Pfizer agrees to execute transfer documents for all Intellectual Property rights, in a recordable form provided by Purchaser for each jurisdiction where such property is registered, at, or as soon as practicable following, Closing. Pfizer shall have the continuing obligation after Closing, with its reasonable out-of-pocket expenses to be reimbursed by Purchaser, to use commercially reasonable efforts to cooperate with Purchaser in the registration of the transfers for, and/or in the enforcement of, and/or maintenance of any Intellectual Property rights after Closing until such transfers are completed pursuant to the requirements of each jurisdiction. Following Closing, Purchaser shall pay the expenses of preparing and recording such transfers, to the extent they have not been provided at Closing.

(d) Prior to the Closing, Pfizer will provide to Purchaser access and cooperation as described in Schedule 11.05(d).

11.06. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as expressly provided in Article IX hereof, nothing in this Agreement or the Ancillary Agreements, express or implied, is intended to confer upon any Person other than Purchaser or Pfizer, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement or the Ancillary Agreements.

11.07. Public Disclosure. Notwithstanding anything to the contrary in this Agreement, each party to this Agreement hereby agrees with the other party hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

11.08. Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Pfizer all books and records furnished by Pfizer, any other Seller Corporation, any Conveyed Company or any of their respective Affiliates, agents, employees or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

11.09. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. Notwithstanding the foregoing and Section 8.04(b), all Taxes (including any value added taxes but excluding any Income Taxes or any interest, penalties, surtax or other similar Tax imposed with respect to such Income Taxes) and fees (including notarial fees) incurred solely as a result of the transfer of the Shares and the Purchased Assets shall be paid by the Person liable therefor, but the Liability for such Taxes and fees as between Pfizer and Purchaser shall be borne as follows: (a) in respect of any such Taxes and fees that are refundable or in respect of which a credit is, or becomes, available, by Purchaser and (b) in respect of any other such Taxes or fees not falling within subclause (a) above, equally by Pfizer, on the one hand, and Purchaser, on the other hand; provided, however, that (i) if any such Tax or any other Tax or fee from which there otherwise could have been a refund or a credit becomes payable or non-refundable as a result of Purchaser’s failing to register or become liable for such Tax or fee, such Tax or fee shall be borne solely by Purchaser, (ii) the parties acknowledge that no Dutch or Swedish value-added Tax will be charged on the transfer of the Shares and (iii) the sale of real property taking place as part of the Healon Business Dropdown shall be governed by the Real Property Sale Agreement (attached as Exhibit I hereto). Each party shall use reasonable efforts to obtain any available exemption from, or recovery or refund with respect to any assessment of, transfer taxes and to cooperate with the other party in providing any information or documentation that may be necessary to obtain such exemption or recovery. Pfizer or Purchaser, as the case may be, shall on demand reimburse the other for its share of any such Taxes or fees paid by the other in accordance with this Section 11.09.

11.10. Schedules. Pfizer shall have the right to amend or supplement, within 20 days after the date of this Agreement, Schedules 2.02(h), 6.03(b)(ii), 6.07, 6.10(c), 6.12(a), 6.13(b), 6.14(c), 6.17(g)(i), 6.17(g)(ii), 6.17(h) and 6.20 to reflect disclosures required by differences in the relevant sections between the draft of this Agreement (entitled “Bid Form Agreement”) and this Agreement; provided, however, that with respect to Schedules 6.17(g)(i), 6.17(g)(ii) and 6.17(h), Pfizer shall only have the right to amend or supplement such Schedules within 10 days after the date of this Agreement. The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement, but shall not be deemed to constitute an admission by Pfizer or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

11.11. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

(b) With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each party hereto irrevocably (i) agrees and consents to be subject to the jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party. Purchaser hereby irrevocably designates, appoints and empowers CT Corporation System, with offices located in New York, New York, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf service of any legal process, summons notices and documents which may be served in any such Proceeding. If for any reason CT Corporation System is unable or unwilling to continue to act as such designee, appointee and agent, Purchaser agrees to immediately appoint a successor designee, appointee and agent in New York City acceptable to Pfizer.

11.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

11.13. Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

11.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

PFIZER INC.

By:	/s/ DAVID L. SHEDLARZ
Name:
Title:

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ RICHARD A. MEIER
Name: Richard A. Meier
Title: EVP & CFO

[Exhibits and Schedules Intentionally Omitted]